UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐  Soliciting Material under §240.14a-12

MARRIOTT VACATIONS WORLDWIDE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

April 22, 2014

Dear Marriott Vacations Worldwide Shareholders:

We are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation to be held at 9:00 a.m., Eastern Time, on Friday, June 6, 2014 at The Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida, 32837.

The following Notice of Annual Meeting of Shareholders and Proxy Statement includes information about the matters to be acted upon by shareholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).

Important Notice Regarding the Availability of Proxy Materials

for the 2014 Annual Meeting of Shareholders:

We are mailing many of our shareholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a shareholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to shareholders. All shareholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.

We appreciate your continued support and interest in Marriott Vacations Worldwide.

Sincerely,

William J. Shaw

Chairman of the Board

Stephen P. Weisz

President and Chief Executive Officer

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FRIDAY, JUNE 6, 2014

April 22, 2014

The 2014 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation will be held at 9:00 a.m., Eastern Time, on Friday, June 6, 2014 at The Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida, 32837. At the meeting, shareholders will act on the following matters:

1.	Election of the three director nominees named in the Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP as Marriott Vacations Worldwide’s independent registered public accounting firm for its 2014 fiscal year;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

Only shareholders of Marriott Vacations Worldwide at the close of business on April 10, 2014, the record date, are entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, on your enclosed proxy card.

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 22, 2014, we mailed to shareholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and in our 2013 Annual Report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

By order of the Board of Directors,

James H Hunter, IV

Executive Vice President and General

Counsel and Secretary

Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

PROXY STATEMENT

The Board of Directors of Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide” or the “Company”) is soliciting shareholders’ proxies in connection with the 2014 Annual Meeting of Shareholders of the Company, and at any adjournment or postponement thereof (the “Annual Meeting”). The mailing to shareholders of the Notice Regarding the Availability of Proxy Materials took place on April 22, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2014
The Notice of Annual Meeting and Proxy Statement and our 2013 annual report to shareholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving these materials?

Marriott Vacations Worldwide has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) for use at our Annual Meeting. This Proxy Statement describes the matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice Regarding the Availability of Proxy Materials to some shareholders. These shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials and request a printed set of proxy materials.

Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

1.	Election of the three director nominees named in this Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for its 2014 fiscal year;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.

In addition, management will respond to questions from shareholders.

What are the Board’s voting recommendations?

The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR Items 1, 2 and 3.

Who is entitled to vote?

Only shareholders of record who owned the Company’s common stock at the close of business on April 10, 2014 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 34,554,961 shares of common stock outstanding and entitled to vote on April 10, 2014.

What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. Many shareholders hold their shares in street name. For such shares, the bank or broker is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account.

How do I vote?

If you received a Notice Regarding the Availability of Proxy Materials in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. You may also vote by mail if you request a paper copy of the materials. Voting instructions are provided on the Notice Regarding the Availability of Proxy Materials.

Record holders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope. Record holders that receive these materials in the mail may also vote in person at the Annual Meeting, by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.

If you hold shares in street name, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

If you hold shares in street name, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use its discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any non-routine matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, any of the proposals to be voted on at the Annual Meeting and will have no direct impact on any such proposal.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an item?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by a properly completed or authorized proxy. This means that the three nominees who receive the highest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The affirmative vote of shares representing a majority in voting power of the votes cast, present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be counted as votes cast but will count as present and entitled to vote and therefore will have the effect of a negative vote.

Who can attend the Annual Meeting?

Only shareholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting.

What do I need to bring to the Annual Meeting?

Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Jeffrey A. Hansen, Vice

President – Investor Relations, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at the Company’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Shareholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the Annual Meeting does not revoke your proxy.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated signed proxy card;

•	Delivering a written notice of revocation to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary;

•	Voting by telephone or the Internet until 11:59 p.m., Eastern Time, on June 5, 2014;

•	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

PROPOSALS TO BE VOTED ON

Item 1 – Election of Directors

The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class II directors expires at the 2014 Annual Meeting of Shareholders. The Board proposes that C.E. Andrews, William W. McCarten and William J. Shaw, each of whom is currently serving as a Class II director, be re-elected to Class II for a new term of three years expiring at the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Mr. McCarten and Mr. Shaw joined our Board at the time of our spin-off (the “Spin-Off”) from Marriott International, Inc. (“Marriott International”) in November 2011. Mr. Andrews was elected to the Board of Directors effective April 1, 2013 upon the recommendation of the Company’s Nominating and Corporate Governance Committee. Mr. Andrews, who is the only nominee who was not elected by our former parent company in its capacity as our sole shareholder prior to the Spin-Off, was recommended to the Nominating and Corporate Governance Committee by one of our non-management directors. Only the current Class I directors have been elected by the Company’s public shareholders. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information about the nominees, as well as the current Class I and Class III directors, along with their present positions, their principal occupations and directorships held with other publicly traded companies during the past five years, their ages and the year they were first elected as a director of the Company, are set forth below beginning on page 7.

Our Board of Directors recommends that you vote FOR each of the three director nominees

Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young as the Company’s independent registered public accounting firm for the Company’s 2014 fiscal year. Ernst & Young, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since the Spin-Off. Ernst & Young will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young’s 2013 and 2012 fees beginning on page 16.

Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking shareholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the appointment of Ernst & Young is not ratified by shareholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for its 2014 fiscal year.

Item 3 – Advisory Resolution to Approve Executive Compensation

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Policy Committee has structured our executive compensation program to achieve the following key objectives:

•	Executive officers should be paid in a manner that contributes to shareholder value.

•	Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives.

•	The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

Our executive compensation programs have a number of features designed to promote these objectives:

•	Performance-based equity compensation is a significant component of total pay opportunity for our executive officers.

•

Annual cash compensation awards are designed to reward the achievement of pre-established financial objectives, individual achievement objectives, customer/guest satisfaction objectives and associate engagement objectives.

•	We have a long-term incentive plan with share-based payouts at the end of a three-year performance period that rewards executives for meeting key financial objectives.

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•

We have a clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards issued under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Stock and Cash Incentive Plan”).

•	The Stock and Cash Incentive Plan does not include an “evergreen” provision.

•

We cannot, without shareholder approval, “reprice” stock options or stock appreciation rights (“SARs”) by reducing the exercise price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

•

We have share ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a market value equal to five times base salary and other executive officers to own shares of our common stock equal to two to three times annual base salary. Executive officers who served in such capacity at the time of the Spin-Off are expected to achieve compliance with these guidelines by the end of 2016; other executive officers are expected to achieve compliance by the end of their fifth full year of service.

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are generally made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when material, non-public information exists.

•

We have a policy prohibiting associates, officers and directors from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

•	We do not have employment agreements with any of our executive officers.

•	None of our executive officers are entitled to guaranteed bonuses.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 32 through 41, which provide detailed information about the compensation of our named executive officers. The Compensation Policy Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Marriott Vacations Worldwide Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Policy Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Our Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve executive compensation.

CORPORATE GOVERNANCE

Summary of our Corporate Governance Practices

The following are some highlights of our corporate governance practices.

•	A majority of our Board members are independent.

•	All members of our Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are independent.

•	We have a Lead Independent Director who presides at executive sessions of our non-management directors and independent directors and has other responsibilities.

•	Our Board has adopted Corporate Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards.

•	No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served during the Company’s 2013 fiscal year.

•	Our Board is divided into three classes of directors that are of equal size to the extent possible, with the directors in each class elected every three years.

•	All shareholders may vote on the election of all directors who are nominated for election.

•	There are no family relationships between any of our directors or executive officers.

•	Only one member of our Board is a current employee of the Company.

•

Our Corporate Governance Principles limit the number of boards of publicly traded companies on which our directors may serve, and none of our directors serve on the boards of more than three such companies in addition to the Company.

•	Other than Mr. Weisz, who serves on our Board, none of our executive officers serve on the board of directors of any publicly traded company.

•	The Company does not have a rights plan, or “poison pill.”

Our Board of Directors

The biography of each of our directors, as well as the qualifications and experiences each director brings to our Board, is set forth below. The age shown below for each director is as of June 6, 2014, which is the date of the Annual Meeting.

Nominees for Director Whose Terms Would Expire at the 2017 Annual Meeting of Shareholders

The Board has nominated three directors to be elected at the Annual Meeting to serve for a three-year term ending with the 2017 Annual Meeting of Shareholders, or until a successor is duly elected and qualified, or his or her earlier death, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

William J. Shaw, Chairman

William J. Shaw, 68, has served as a director of the Company since inception and as Chairman of our Board since November 2011. He served as Vice Chairman of Marriott International, a publicly traded international lodging and hospitality company, from May 2009 to March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and was named Corporate Controller in 1979 and a Corporate Vice President in 1982. In 1986, Mr. Shaw was named Senior Vice President-Finance and Treasurer of Marriott International. He became Chief Financial Officer and Executive Vice President of Marriott International in 1988. In 1992, he was named President of the Marriott Service Group. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P. He also serves on the Board of Trustees of three funds in the American Family of Mutual Funds, the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital. Mr. Shaw served as a Director of Marriott International from March 1997 through February 11, 2011.

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a Board member of publicly traded companies.

C.E. Andrews

Mr. Andrews, 62, has served as a director of the Company since April 2013. Mr. Andrews has served as Chief Executive Officer of MorganFranklin Consulting, a business consulting and technology solutions company, since May 2013. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc., an audit and accounting services provider. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae), which originates, services and collects student loans. He joined Sallie Mae in 2003 as the Executive Vice President of Accounting and Risk Management, and held the title of Chief Financial Officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen, L.L.P., an accounting firm. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the boards of WashingtonFirst Bankshares, Inc., Washington Mutual Investors Fund, and NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes and Fox Ridge Homes. He also serves on the Boards of Junior Achievement, The Global Good Fund and Inova Health Foundation. Within the last five years, Mr. Andrews was also a member of the Board of Directors of U-Store-It Trust (now CubeSmart) and Six Flags, Inc.

Mr. Andrews brings to the Board, and particularly to the Audit Committee, the extensive financial and accounting expertise that he obtained over his thirty year career in public accounting, as well as through his role as Chief Financial Officer of Sallie Mae. Mr. Andrews also has experience as a Board member and an officer of publicly traded companies.

William W. McCarten

Mr. McCarten, 65, has served as a director of the Company since November 2011. He has served as non-executive Chairman of the Board of DiamondRock Hospitality Company, a publicly traded lodging REIT, since January 2010. He was Executive Chairman of DiamondRock from September 2008 to December 2009. Prior to that, he was Chairman and Chief Executive Officer of DiamondRock from its inception in 2004 until September 2008. From 1979 through 2003, Mr. McCarten worked at Marriott International and companies that operated businesses that were previously part of Marriott International or its predecessors, where he held a number of executive positions, including President of the Services Group and President and Chief Executive Officer of HMSHost Corporation, a publicly traded company, and he served as a consultant to Marriott International from January 2004 to June 2004. Mr. McCarten is also a director of Cracker Barrel Old Country Store, Inc., a publicly traded company.

Mr. McCarten provides the Board with the benefit of his extensive experience in the hospitality industry and capital markets, including his service as Chief Executive Officer of two publicly traded companies and as a board member of publicly traded companies. He is a former certified public accountant who has a strong familiarity with accounting and financial reporting matters.

Directors Whose Terms Expire at the 2015 Annual Meeting of Shareholders

Melquiades R. Martinez

Mr. Martinez, 67, has served as a director of the Company since November 2011. He has served as Chairman of the Southeast and Latin America of JPMorgan Chase & Co., an investment and financial services company, since July 2010. Prior to that, he was a partner in the law firm DLA Piper, LLC from September 2009. Mr. Martinez served as the U.S. Senator from Florida from January 2005 through September 2009. He also served as Chairman of the Republican Party from November 2006 through October 2007, as Secretary of the U.S. Department of Housing and Urban Development from 2001 to 2004, and as Mayor of Orange County, Florida from November 1998 to January 2001. In addition, Mr. Martinez is a director of NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes and Fox Ridge Homes, and serves on the board of Habitat for Humanity International. Mr. Martinez formerly served as a director of Progress Energy, Inc.

Mr. Martinez provides our Board with the benefit of his vast experience in the public and private sector and his in-depth knowledge of and relationships within the Florida community, where our headquarters are located. The Board also benefits from his legal experience and knowledge of the legislative and regulatory processes.

Stephen P. Weisz, President and Chief Executive Officer

Mr. Weisz, 63, has served as a director of the Company since November 2011, as our President since 1996 and as our Chief Executive Officer since 2011. Mr. Weisz joined Marriott International in 1972. Over his 39-year career with Marriott International, he held a number of leadership positions in the Lodging division, including Regional Vice President of the Mid-Atlantic Region, Senior Vice President of Rooms Operations, and Vice President of the Revenue Management Group. Mr. Weisz became Senior Vice President of Sales and Marketing for Marriott Hotels, Resorts & Suites in 1992 and Executive Vice President-Lodging Brands in 1994 before being named to lead the Company in 1996. He currently serves as a member of the Board of Directors of the American Resort Development Association, and is its Chair-elect. Mr. Weisz is also on the Board of Trustees of Children’s Miracle Network.

Mr. Weisz brings to the Board the extensive lodging and vacation ownership industry expertise he developed during his 39-year career with Marriott International, as well as corporate leadership experience from his service as our President since 1996 and his position as a member of the Board of Directors of the American Resort Development Association.

Directors Whose Terms Expire at the 2016 Annual Meeting of Shareholders

Raymond L. Gellein, Jr.

Mr. Gellein, 66, has served as a director of the Company since November 2011. He has served as Chairman of the Board, Chief Executive Officer and President of Strategic Hotels and Resorts, Inc., a publicly traded REIT with a portfolio of luxury hotels, since November 2012, from August 2010 to November 2012 as its non-executive Chairman, and as a director since August 2009. He served as President of the Global Development Group of Starwood Hotels and Resorts Worldwide, Inc. from July 2006 through March 2008, and as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., a subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a publicly traded hotel and leisure company, from October 1999 to July 2006. Mr. Gellein also serves as a member of the Board of Directors of the American Resort Development Association and as Vice Chairman of the Mind and Life Institute.

Based on his current role with Strategic Hotels and Resorts and his past roles at Starwood, Mr. Gellein brings to the Board vast leadership experience in the hospitality and lodging industries with a particular expertise in the vacation ownership sector. As a result of these roles, Mr. Gellein also has experience as an executive officer and Board member of publicly traded companies. As a past Chairman and current member of the Board of Directors of the American Resort Development Association, he also has extensive knowledge of the legislative and regulatory issues related to the vacation ownership business.

Thomas J. Hutchison III

Mr. Hutchison, 72, has served as a director of the Company since November 2011. Since October 2008, Mr. Hutchison has served as Chairman of Legacy Hotel Advisors, LLC and Legacy Healthcare Advisors, LLC, industry consulting firms of which he is the principal founder. From January 2000 through 2007, he served in various executive positions at CNL Financial Group, Inc., including as Chief Executive Officer of CNL Hotels & Resorts, a publicly traded REIT, and CNL Retirement, a REIT with investments in medical real estate. Mr. Hutchison is also a member of the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT, and a Director of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange. He also serves on the board of the U.S. Chamber of Commerce.

Mr. Hutchison brings to the Board his over 40 years of senior leadership experience in the lodging, hospitality, travel, and real estate development and finance industries. Mr. Hutchison also has extensive business development experience and experience as a Board member of publicly traded companies.

Dianna F. Morgan

Ms. Morgan, 62, has served as a director of the Company since April 2013. She retired from a 30-year career with Walt Disney World Company, a subsidiary of The Walt Disney Company, a publicly traded entertainment company, in 2001, where she served as Senior Vice President of Public Affairs and Human Resources for Walt Disney World Company. During her tenure at Walt Disney World Company, she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. She served on the Board of Trustees for the University of Florida from 2001 to 2011, and as its Chair from 2007 to 2009. She currently serves on the Board of Directors of CNL Bancshares, Inc. and Chesapeake Utilities Corporation and the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT. Ms. Morgan is also Chair of the Board of Directors of Orlando Health and Past Chair of the national board for the Children’s Miracle Network. Ms. Morgan previously served on the Board of Directors of CNL Hotels & Resorts, Inc.

As an accomplished senior manager at Walt Disney World Company in various areas, Ms. Morgan brings to the Board best practice expertise in human capital and the customer experience. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided her with extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. She also has extensive experience as a Board member of publicly traded and private companies.

Board Leadership Structure

Mr. Shaw serves as the Chairman of the Board. Our Corporate Governance Principles provide that when the position of Chairman is held by a non-independent director, such as Mr. Shaw, an independent director will serve as Lead Independent Director, as recommended by the Nominating and Corporate Governance Committee and selected by the Board. Mr. Martinez currently serves as Lead Independent Director. During 2013, Mr. Gellein served as Lead Independent Director until he resigned from the position in April 2013. The Lead Independent Director’s responsibilities include: (1) setting the agenda for and presiding over the executive sessions of the non-management directors and independent directors; (2) participating with the Chairman in setting agendas and schedules for Board meetings; (3) chairing Board meetings in the Chairman’s absence; (4) acting as a liaison between the independent directors and the Chairman; and (5) being available for consultation and communication with shareholders as appropriate. The Lead Independent Director also has the authority to call additional executive sessions as appropriate.

Six of our eight directors are independent, and the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

We believe that the separation of the roles of Chairman and Chief Executive Officer, and the oversight by the independent directors, is the optimal leadership structure for the Company and our shareholders at this time, because it allows our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience at Marriott International and in the hospitality industry.

Selection of Director Nominees

The Nominating and Corporate Governance Committee identifies and recruits candidates for election to the Board. The Nominating and Corporate Governance Committee selects and recommends to the Board director candidates based on character, judgment, personal and professional ethics, personal and professional integrity, values, background experience, technical skills, affiliations, familiarity with national and international issues affecting our business and demonstrated exceptional ability and judgment. Although we do not have a formal policy regarding diversity, our Board views diversity as a priority and seeks diverse representation among its members. The Nominating and Corporate Governance Committee recommends to the Board the Company’s candidates for election or reelection to the Board at each annual shareholders’ meeting and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board.

The Nominating and Corporate Governance Committee will consider candidates for Board membership recommended by shareholders. Shareholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary. The supporting information should include the information required by our Bylaws in connection with the nominations of persons for election to the Board. The Nominating and Corporate Governance Committee will evaluate all candidates, regardless of source, in light of the Board-approved criteria.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles that meet or exceed the NYSE Listing Standards. The full text of the Corporate Governance Principles can be found in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” A copy may also be obtained upon request from our Corporate Secretary. Our Corporate Governance Principles establish the limit on the number of boards of publicly-traded companies on which the Company’s directors may serve at three, including our Board, for directors who are chief executive officers of publicly traded companies, and six for other directors. Our Corporate Governance Principles also establish the limit on the number of audit committees of publicly traded companies on which members of the Company’s Audit Committee may serve, including our Audit Committee, at three.

Director Independence

Our Corporate Governance Principles provide that at least a majority of the Board will consist of independent directors. An “independent” director is a director who meets the NYSE definition of independence, as determined by the Board. To be considered “independent,” the Board must determine that a director has no direct or indirect material relationship with the Company. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The Board undertook its annual review of director independence in February 2014. As a result of this review, the Board affirmatively determined that six of our eight directors are independent: Mr. Andrews, Mr. Gellein, Mr. Hutchison, Mr. Martinez, Mr. McCarten and Ms. Morgan. Mr. Weisz is not independent as a result of his employment with the Company. Mr. Shaw is not independent as a result of his prior recent employment with Marriott International. Deborah M. Harrison, who served as a member of our Board until her resignation effective as of September 7, 2013, was not independent as a result of her employment with Marriott International.

In assessing director independence, the Board considered relationships with the Company over the past three years, as well as pre-Spin-Off relationships with Marriott International from the beginning of 2011, because the NYSE Listing Standards “look back” three years when evaluating a director’s independence. Specifically, the Board considered that Mr. Martinez is an employee of JP Morgan Chase & Co. (“JPMorgan”), a company that provides various financial and banking services to us (and to Marriott International prior to the Spin-Off), including acting as the lead bank in the syndicate of banks in our Revolving Corporate Credit Facility. Mr. Martinez is not an executive officer of JPMorgan and does not work in the business units of JPMorgan that provide services to us (or to Marriott International prior to the Spin-Off). In addition, payments that we (and Marriott International prior to the Spin-Off) made to or received from JPMorgan were less than one percent of JPMorgan’s consolidated gross annual revenues in each of the last three fiscal years. The Board also considered that Mr. Andrews’ son is employed as an audit manager with Ernst & Young, the Company’s independent registered public accounting firm. Mr. Andrews’ son does not, and has not previously, worked on the Company’s or Marriott International’s audit. Both the Company’s engagement of Ernst & Young and Ernst & Young’s employment of Mr. Andrews’ son began before Mr. Andrews joined our Board. The Board further considered that Mr. Gellein, Mr. Hutchison, Mr. McCarten and Ms. Morgan are affiliated with companies that do business in the ordinary course with the Company (or with Marriott International prior to the Spin-Off) and that in each case the payments fell below the thresholds contained in the NYSE Listing Standards regarding director independence. The Board also considered that Mr. Andrews, Mr. Gellein, Mr. Martinez and Ms. Morgan are or were affiliated with non-profit organizations that have received contributions from the Company (or from Marriott International prior to the Spin-Off) and that in each case, the affiliation between such director and the non-profit organization would not preclude the Board from determining that each such director was independent.

Board and Committee Meetings and Attendance

Our Board met eight times in 2013. No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served. Directors are expected to attend annual meetings of shareholders. Eight of the nine directors in office at the time of our 2013 Annual Meeting of Shareholders, including all incumbent directors, attended that meeting.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, and those charters are available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from our Corporate Secretary. Other committees may also be established by our Board from time to time. The composition of our committees is set forth in the chart below.

Audit Committee	Compensation Policy Committee	Nominating and Corporate Governance Committee
William W. McCarten (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III	Thomas J. Hutchison III (Chair) Raymond L. Gellein, Jr. William W. McCarten Dianna F. Morgan	Melquiades R. Martinez (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III William W. McCarten Dianna F. Morgan

Audit Committee

The Board has determined that each of the members of the Audit Committee is independent as defined under our Corporate Governance Principles, the NYSE Listing Standards and applicable SEC rules. The Audit Committee met eight times in 2013. There is unrestricted access between the Audit Committee and the independent auditor and internal auditors. The Board has determined that all members of the Audit Committee are financially literate, and that Mr. Andrews and Mr. McCarten each possesses accounting or related financial management expertise within the meaning of the NYSE Listing Standards and qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

The responsibilities of the Audit Committee include, among other things:

•	appointing, retaining, overseeing and determining the compensation of our independent auditor;

•	approving all terms and fees associated with any audit engagement of our independent auditor;

•	overseeing our accounting, reporting, and financial practices;

•	overseeing our internal control environment and compliance with legal and regulatory requirements;

•	overseeing our independent auditors’ qualifications and independence; and

•	overseeing the performance of our internal audit function and the independent auditor.

The Audit Committee meets at least annually with representatives of our Disclosure Committee, a management committee that assists in ensuring the Company’s public disclosures are accurate and timely. A shareholder may receive a copy of the Disclosure Committee’s charter upon request from our Corporate Secretary.

Compensation Policy Committee

The Board has determined that each of the members of the Compensation Policy Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Compensation Policy Committee met four times in 2013.

The responsibilities of the Compensation Policy Committee include, among other things:

•	carrying out the Board’s responsibilities relating to executive compensation;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	overseeing the evaluation and setting the compensation of our other executive officers;

•	reviewing a plan for executive succession; and

•	reviewing the compensation of non-employee directors and recommending any changes in compensation to the Board.

Nominating and Corporate Governance Committee

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Nominating and Corporate Governance Committee met five times in 2013.

The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying and evaluating director candidates;

•	recommending to the Board director candidates for election;

•	recommending to the Board implementation of corporate governance principles and annually reviewing and recommending changes to these principles as appropriate;

•	reviewing our conflict of interest and related party transactions policies and approving certain related party transactions as provided for in such policies; and

•	performing a leadership role in shaping our corporate governance.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Our Corporate Governance Principles require the Board to have at least two regularly scheduled executive sessions a year for the non-management directors without management present, and require the independent directors to meet in executive session at least annually. The Lead Independent Director, who is currently Mr. Martinez, presides at such executive sessions.

Risk Oversight

Our Board is responsible for overseeing our processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions. In performing its oversight responsibilities, our Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing us. The Board believes that its risk oversight process would be effective under a variety of Board leadership structures, and therefore, it does not materially affect the Board’s choice of leadership structure.

The Board has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses our business and financial risk management and risk assessment policies and procedures with senior management, our independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk assessment function into its reports to the Board.

In addition, the Compensation Policy Committee evaluates any incentives and risks arising from or related to our compensation programs and plans and assesses whether the incentives and risks are appropriate. As discussed in the Compensation Discussion and Analysis below, the Compensation Policy Committee believes that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board

Anyone, including a shareholder, may communicate a concern about the Company’s conduct, or about our accounting, internal accounting controls or auditing matters, directly to the Chair of the Nominating and Corporate Governance Committee (who is currently also the Lead Director), to the independent directors, to the non-management/independent directors as a group, or to the Audit Committee. Such communications may be confidential and/or anonymous and may be emailed to business.ethics@mvwc.com or submitted in writing to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Chief Audit Executive. All such concerns are forwarded to the appropriate directors for their review, and are reviewed and addressed by us in the same way that we address other concerns.

Code of Conduct

Our Board has adopted a code of conduct, our Business Conduct Guide, that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Business Conduct Guide is available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) and is accessible by clicking on “Corporate Governance.” Any amendments to our Business Conduct Guide and any grant of a waiver from a provision of our Business Conduct Guide requiring disclosure under applicable SEC rules will be disclosed at the same location as the Business Conduct Guide in the Investor Relations section of our website located at www.marriottvacationsworldwide.com.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Mr. McCarten and Mr. Hutchison served as members of the Audit Committee during the entire fiscal year ended January 3, 2014. Mr. Gellein served as a member of the Audit Committee from the beginning of the 2013 fiscal year until he resigned effective April 1, 2013; he was reappointed effective December 6, 2013. Mr. Andrews has served on the Audit Committee since April 1, 2013.

Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal controls over financial reporting, with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB, regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2014, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

William W. McCarten, Chair

C.E. Andrews

Raymond L. Gellein, Jr.

Thomas J. Hutchison III

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and as needed. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve principal independent auditor services where we deem it necessary or advisable that such service commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair informs the Audit Committee of any such services and the estimated fees that were pre-approved at the next scheduled in-person meeting). During 2013, all such services were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents aggregate fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young, for the audit of our annual financial statements for fiscal 2013 and fiscal 2012 and aggregate fees billed in fiscal 2013 and fiscal 2012 for audit-related services, tax services and all other permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee approved all of the fees presented in the table below.

	2013	2012
Audit Fees(1)	$2,944,450	$2,526,015
Audit-Related Fees(2)	146,791	148,134
Tax Fees(3)	67,064	37,379
All Other Fees(4)	48,300	34,051

Total Fees	$3,206,605	$2,745,579

(1)

Audit Fees principally consist of fees for audits of our financial statements, reviews of our quarterly financial statements and related reports, reviews of registration statements and certain periodic reports filed with the SEC and fees for statutory audits of our international subsidiaries.

(2)	Audit-Related Fees principally consist of fees paid in connection with special projects and agreed upon procedures.
(3)	Tax Fees principally consist of fees paid in connection with tax compliance services related to our international entities.
(4)	All Other Fees principally consist of fees paid in connection with services related to potential development opportunities, federal employment tax credits and other matters.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. Mr. Hutchison and Mr. McCarten served as members of the Compensation Policy Committee during the entire fiscal year ended January 3, 2014. Mr. Gellein served as a member of the Compensation Policy Committee from the beginning of the 2013 fiscal year until he resigned effective February 1, 2013; he was reappointed effective December 6, 2013. Ms. Morgan has served on the Compensation Policy Committee since April 1, 2013. The Compensation Policy Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Compensation Policy Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Compensation Policy Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Compensation Policy Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Policy Committee

Thomas J. Hutchison III, Chair

Raymond L. Gellein, Jr.

William W. McCarten

Dianna F. Morgan

Compensation Discussion and Analysis

Our executive officers for whom compensation information is presented in the Summary Compensation Table below, who we refer to as our “named executive officers,” are:

Name	Title
Stephen P. Weisz	President and Chief Executive Officer
John E. Geller, Jr.	Executive Vice President and Chief Financial Officer
R. Lee Cunningham	Executive Vice President and Chief Operating Officer
Lizabeth Kane-Hanan	Executive Vice President and Chief Growth and Inventory Officer
Brian E. Miller	Executive Vice President and Chief Sales and Marketing Officer

Executive Summary

Our seasoned management team is led by Stephen P. Weisz, our President and Chief Executive Officer, who has served as President of the Company since 1996 and has over 40 years of combined experience at Marriott Vacations Worldwide and Marriott International. Our nine executive officers have an average of over 24 years of total combined experience at Marriott Vacations Worldwide and Marriott International, with nearly half of those years spent leading our business. We believe our management team’s extensive public company and vacation ownership industry experience has enabled us to achieve solid performance and will enable us to continue to respond quickly and effectively to changing market conditions and consumer trends.

Our executive compensation program is designed to embody our compensation principles, and includes the following key elements:

•	base salary, which provides our named executive officers a fixed level of compensation;

•	annual bonus, which encourages the achievement of current year objectives; and

•	stock based awards, which align the long-term interests of our named executive officers with the interests of our shareholders and encourage the achievement of longer-term objectives.

Company Performance in 2013

During 2014, we are celebrating our 30th year in the vacation ownership industry. We have been a pioneer in the industry since 1984, when Marriott International became the first company to introduce a lodging-branded vacation ownership product. Our company’s results were strong in the year ended January 3, 2014, which includes the impact of a 53rd week as compared to 2012:

•	We generated $1.75 billion of total revenues, including $672 million from the sale of vacation ownership products, and $162 million of cash flows from operating activities.

•

Total company contract sales were $694 million, up $6 million from $688 million in 2012, including $9 million of contract sales from the 53rd week in 2013. North America contract sales were $623 million, up $40 million from 2012, driven by an 8 percent increase in volume per guest to $3,200, including $9 million of contract sales from the 53rd week in 2013.

•	Total company development margin was 21.2 percent, and North America development margin was 22.1 percent, an increase of 7.2 percentage points and 3.9 percentage points, respectively, year-over-year.

•	We generated $80 million of net income, up $73 million from $7 million in 2012.

•	Basic earnings per share increased to $2.25 per share, up from $0.19 per share for 2012, and diluted earnings per share increased to $2.18 per share, up from $0.18 per share for 2012.

•	We repurchased 505,023 shares of our common stock under our share repurchase program for a total of $26 million.

•	We also have strong associate engagement scores compared to the Aon Hewitt benchmarks of “Consumer Services” and “Best Employer.”

We consider contract sales, which represent the total amount of vacation ownership product sales from purchase agreements signed during a period where we have received a down payment of at least 10 percent of the contract price, reduced by actual rescissions during the period, to be an important operating measure because it reflects the pace of sales in our business. We believe volume per guest is valuable in evaluating the effectiveness of the sales process as it combines the impact of average contract price with the number of touring guests who make a purchase. We calculate this metric by dividing contract sales, excluding telesales and other sales that are not attributed to a tour at a sales location, by the number of sales tours in a given period. We refer to revenues from the sale of vacation ownership products less the cost of vacation ownership products and marketing and sales costs, divided by revenues from the sale of vacation ownership products, as development margin.

Compensation Actions in 2013

The Compensation Policy Committee made the following key compensation decisions for 2013:

•	Base Salary. The Compensation Policy Committee made salary adjustments for our named executive officers in February 2013, effective December 29, 2012.

•

Annual Bonus. For 2013, the Compensation Policy Committee established a management bonus plan (the “Bonus Plan”) for the named executive officers, intended to reward them for achievement of pre-established financial, operational and associate objectives. The financial objectives, with respect to which 60 percent of the amounts payable under the Bonus Plan may be earned, consisted of Adjusted EBITDA, Net Income and Development Margin (each of which is defined below), which were selected because they are important indicators of the Company’s profitability and sustainability. With respect to the financial objectives, performance for 2013 was at 109.2 percent of the target achievement level for Adjusted EBITDA, 116.3 percent of the target achievement level for Net Income, and 118.7 percent of the target achievement level for Development Margin.

•

Equity Compensation. In February 2013, the Compensation Policy Committee approved the annual equity awards for 2013 for our named executive officers. The awards were a mixture of restricted stock units (“RSUs”), SARs and performance-based stock units (“Performance Units”). This was the first annual grant of equity awards to our named executive officers; the awards approved for the named executive officers in December 2011 consisted of a combination of awards in connection with the Spin-Off and the annual equity awards for 2012.

Corporate Governance and Best Practices

Our executive compensation programs contain features that are intended to embody our compensation principles and promote good executive compensation corporation governance.

•	We have continued to improve our compensation corporate governance and have recently adopted:

¡

A clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards under the Stock and Cash Incentive Plan.

¡	A policy prohibiting associates, officers and directors from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan.

•

Performance-based equity compensation is a significant component of total pay opportunity for our executive officers. The chart below reflects the percentage of each named executive officer’s total compensation for 2013 as reflected in the Summary Compensation Table that was performance-based (amounts earned as annual bonus and sales incentive compensation by the named executive officer for 2013 and the grant date value of the portion of the equity compensation that consists of SARs and Performance Units):

•

Annual cash compensation awards are designed to reward the achievement of pre-established financial objectives, individual achievement objectives, customer/guest satisfaction objectives and associate engagement objectives.

•	We have a long-term incentive plan with share-based payouts at the end of a three-year performance period that rewards executives for meeting key financial objectives.

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•	The Stock and Cash Incentive Plan does not include an “evergreen” provision.

•

We cannot, without shareholder approval, “reprice” stock options or SARs by reducing the exercise price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

•

We have share ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a market value equal to five times base salary and other executive officers to own shares of our common stock equal to two to three times annual base salary. Executive officers who served in such capacity at the time of the Spin-Off are expected to achieve compliance with these guidelines by the end of 2016; other executive officers are expected to achieve compliance by the end of their fifth full year of service.

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are generally made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when material, non-public information exists.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

•	We do not have employment agreements with any of our executive officers.

•	None of our executive officers are entitled to guaranteed bonuses.

Philosophy

The Compensation Policy Committee is responsible for approving and overseeing our executive compensation programs. The Compensation Policy Committee has approved, and periodically reviews, compensation principles that form the basis of our compensation philosophy and reflect our belief that strong and consistent leadership is the key to long-term success in our industry. Therefore, in designing and implementing the compensation program that applies to the named executive officers, we emphasized the following three principles:

•

Executive officers should be paid in a manner that contributes to shareholder value. Therefore, equity compensation has been a significant component of total pay opportunity for the named executive officers.

•

Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives. This has been achieved by offering a mix of short-term cash-based and long-term equity-based incentives.

•

The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. We work to achieve this, in part, through our review of the market data and internal pay equity considerations described below in making compensation decisions. The Compensation Policy Committee seeks to establish compensation generally consistent with the median in total direct compensation, while also considering performance and scope of job.

Role of Management, the Compensation Policy Committee and the Compensation Consultant

Our Compensation Policy Committee Chair, Thomas J. Hutchison III, with input from our Chairman, William J. Shaw, made recommendations to the Compensation Policy Committee with respect to Mr. Weisz’s compensation. With input from our human resources department, Mr. Weisz made compensation recommendations for the other named executive officers. The Compensation Policy Committee approved the total compensation packages for each of the named executive officers, including base salary, annual bonus targets, actual bonuses earned, and equity awards. In designing and implementing compensation programs applicable to the named executive officers, our Compensation Policy Committee considered the advice and recommendations of its compensation consultant, Exequity LLP. Additional information regarding Exequity LLP is provided below.

2013 Compensation

The elements and levels of our named executive officers’ compensation were not determined through rigid, categorical guidelines or formulae. The Compensation Policy Committee considered market data (as described below), and also considered internal factors, such as job level, experience, time in position and internal pay equity, as well as subjective factors such as leadership ability, individual performance, retention needs and future potential, as part of the management development and succession planning process.

Base Salary

In February 2013, the Compensation Policy Committee approved the following base salaries, effective as of December 29, 2012: Mr. Weisz, $750,000; Mr. Geller, $420,000; Mr. Cunningham, $380,000; Ms. Kane-Hanan, $350,000; and Mr. Miller, $590,000. In making adjustments to base salaries, the Compensation Policy Committee considered market data, as well as internal factors, experience, time in position and internal pay equity, and subjective factors such as individual performance and future potential. No specific weightings were assigned to the factors considered. The Compensation Policy Committee expects to review base salaries for the named executive officers annually to determine whether base salary levels are commensurate with the officers’ responsibilities and the competitive market.

Bonuses and Incentives

Annual Bonuses

For 2013, the named executive officers participated in the Bonus Plan, which was intended to reward executives for achievement of pre-established financial, operational and associate objectives. The potential awards under the Bonus Plan are reported in the Grants of Plan-Based Awards for Fiscal Year 2013 table, and the actual award amounts earned under the Bonus Plan are reported in the Summary Compensation Table following this Compensation Discussion and Analysis.

For the named executive officers, target awards as a percentage of base salary for 2013 were as follows: Mr. Weisz, 100 percent; Mr. Geller, 75 percent; Mr. Cunningham, 60 percent; Ms. Kane-Hanan, 60 percent; and Mr. Miller, 50 percent. In making adjustments to target award percentages, as well as in determining the differences in the target award percentages among the named executive officers, the Compensation Policy Committee primarily considered market data and internal factors, including pay equity with other officers, differences in responsibilities, future potential and, with respect to Mr. Miller, the fact that he participates in the sales incentive plan described below. The maximum award for each named executive officer was 200 percent of such named executive officer’s target award.

Awards under the Bonus Plan also were contingent upon a compensation formula based on earnings (as reported in our financial statements), before interest expense (excluding consumer financing interest expense, which is described below), provision for income taxes, depreciation and amortization (“EBITDA”). Under the formula used to establish the award pool, the maximum amount that could be paid to executive officers covered by the compensation formula as a group was six percent of EBITDA for the fiscal year ended January 3, 2014.

The maximum award for Mr. Weisz, as the Chief Executive Officer, was 40 percent of this pool, the maximum award for Mr. Miller was 30 percent of this pool (which includes amounts payable under the sales incentive plan described below), and the maximum amount that could be paid to each of the other named executive officers (other than Mr. Geller) was 15 percent of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the Stock and Cash Incentive Plan. These limits establish the maximum annual incentive awards that could be paid.

Subject to the overall plan maximums described above, the Bonus Plan rewarded executives for achievement of pre-established financial, operational and associate objectives. The financial objectives were Adjusted EBITDA, Net Income and Development Margin. Adjusted EBITDA and Development Margin were also the financial objectives for the 2012 bonus plan; Net Income was added for 2013. These performance measures were selected because they are important indicators of the Company’s profitability and sustainability. The specific performance level percentages for the Adjusted EBITDA, Net Income and Development Margin objectives were set by the Compensation Policy Committee in consultation with its compensation consultant and with input from Mr. Weisz and Mr. Geller.

For all named executive officers, Adjusted EBITDA was the most heavily weighted performance criteria, because it is reflective of the financial viability and success of the Company in the performance year. “Adjusted EBITDA” means EBITDA, excluding the impact of restructuring charges (as defined below), and activity not associated with our on-going core operations. Adjusted EBITDA includes the impact of interest expense associated with our debt from the securitization of vacation ownership notes receivable, including the utilization of our warehouse credit facility (which we refer to as consumer financing interest expense). Restructuring charges include expenses associated with our organizational and separation related efforts and costs to execute our strategic initiatives that were identified at the time of our Spin-Off from Marriott International. The Adjusted EBITDA target was set at $156 million, a level we believed to be achievable but not certain to be met.

We refer to total earnings as reported in the Company’s financial statements as “Net Income.” Net Income is calculated by taking total revenues less all of the costs of doing business as referenced in the Company’s financial statements, with the exception of activity not associated with the Company’s on-going core operations. The Net Income target was set at $60 million, a level we believed to be achievable but not certain to be met. For 2013, the named executive officers were eligible to receive the portion of the bonus attributable to each of Adjusted EBITDA and Net Income based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
Below 90%	0%
100%	100%
120% and above	200%

For purposes of the Bonus Plan, “Development Margin” consists of revenue from the sale of vacation ownership products less vacation ownership product costs and marketing and sales costs, with the exception of restructuring charges, divided by revenue from the sale of vacation ownership products. While development margin as reported in our financial statements does not exclude restructuring charges, the Compensation Policy Committee determined that excluding these charges more closely aligned this metric with the results of our on-going core operations. The Development Margin target for 2013 was set at 17.1 percent, which we believed to be achievable but not certain to be met. For 2013, the named executive officers were eligible to receive the portion of the bonus attributable to Development Margin based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
Below 90%	0%
100%	100%
110% and above	200%

For each of the financial measures, achievement falling between two of the stated performance achievement levels resulted in the payment for that portion of the bonus being interpolated between the corresponding bonus levels. For the fiscal year ended January 3, 2014, we reported Adjusted EBITDA, Net Income and Development Margin of $175 million, $80 million and 21.2 percent, respectively. The Compensation Policy Committee approved adjustments to Net Income and additional adjustments to Adjusted EBITDA and Development Margin so that such results would be more closely aligned with and reflective of the results of our on-going core operations. Adjusted EBITDA was adjusted to include a $5 million charge related to a litigation settlement in our Europe segment and a less than $1 million charge related to severance in our Asia Pacific segment. Net Income was adjusted to exclude $10 million of net income related to the extension of rescission periods in our Europe segment. Development Margin was adjusted to exclude $12 million of pre-tax income related to the extension of rescission periods in our Europe segment and $2 million of severance in our Europe segment. As a result, bonus payouts were based on Adjusted EBITDA of $170 million, Net Income of $70 million and Development Margin of 20.3 percent. This performance was at 109.2 percent of the target achievement level but was below the maximum achievement level for Adjusted EBITDA, 116.3 percent of the target achievement level but was below the maximum achievement level for Net Income, and 118.7 percent of the target achievement level and in excess of the maximum achievement level for Development Margin (see the table below for the weightings for each metric and the actual amount earned in respect thereof for each named executive officer).

In addition to the financial performance measures, the Bonus Plan for the named executive officers also included performance measures based on individual performance as well as measures of operational performance. These performance measures were evaluated subjectively and objectively and, like Adjusted EBITDA, Net Income and Development Margin targets, are intended to establish high standards, consistent with our quality goals, which we believed were achievable but not certain to be met. We believe that the following individual and operational performance measures are important contributors to achieving success within our industry. Payouts under these performance measures can be zero, at target or maximum award levels or, in most cases, interpolated between zero, target and maximum.

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Individual Achievement: The Compensation Policy Committee approved a specific set of management objectives for each of the named executive officers that was aligned to his or her responsibilities and role within the Company. At least 50 percent of the amount each named executive officer could receive for performance with respect to his or her individual achievement measures was tied to objectives that are financial metrics. The management objectives generally were expected to be challenging and are among the core duties of the positions.

Examples of the financial management objectives include:

¡	Achieve resort management and other services margin and rental margin;

¡	Increase financing propensity; and

¡	Continue to evolve systems and processes to achieve cost savings.

Examples of operational management objectives include:

¡	Continue to pursue “asset light” transactions;

¡	Achieve development and/or asset disposition goals; and

¡	Fuel future growth for the company.

We do not disclose the specific goals and objectives within, or the relative weighting of, the above objectives because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively.

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Customer/Guest Satisfaction: Customer satisfaction was based on the results of customer and guest satisfaction surveys we developed. Different surveys are used for different aspects of our business, such as Guest Satisfaction for Resort Operations, Sales and Marketing Satisfaction and Owner Services

Satisfaction. These surveys address topics such as overall satisfaction, quality of service, and cleanliness of properties. Numerical ratings are assigned with the objective of assessing customers’ and guests’ overall satisfaction compared to the goal that is established at the beginning of each year. The named executive officers were evaluated based on survey responses for the business operations that they support. The achievement of all named executive officers, with the exception of the Executive Vice President and Chief Sales and Marketing Officer, were based on a composite score of the three satisfaction surveys. The composite is a weighted average of the three surveys, based on number of responses. The achievement of the Executive Vice President and Chief Sales and Marketing Officer is based upon the weighted average of the Sales & Marketing Satisfaction survey and the Owner Services Satisfaction survey, weighted based on the number of responses.

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Associate Engagement: Assessment of our associate engagement for the named executive officers was based on our engagement assessment for their areas of responsibility compared to the Aon Hewitt benchmarks of “Consumer Services” and “Best Employer.”

The respective weightings of the relevant performance measures and the aggregate target and actual payments under the Bonus Plan are displayed in the table below.

Name		Adjusted EBITDA	Net Income	Development Margin	Individual Performance		Customer/ Guest Satisfaction	Associate Engagement	Total
					Financial	Operational
Stephen P. Weisz	Weight of Total Award (%)	30.00	15.00	15.00	15.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	30.00	15.00	15.00	15.00	5.00	10.00	10.00	100.00
	Actual Payout as % of Salary	43.87	27.22	30.00	26.00	14.45	15.06	20.00	176.60
	Actual Payout as % of Target	146.24	181.50	200.00	173.34	289.00	150.56	200.00	176.60

John E. Geller, Jr.	Weight of Total Award (%)	30.00	15.00	15.00	16.00	4.00	10.00	10.00	100.00
	Target Award as % of Salary	22.50	11.25	11.25	12.00	3.00	7.50	7.50	75.00
	Actual Payout as % of Salary	32.90	20.42	22.50	24.00	6.00	11.29	15.00	132.11
	Actual Payout as % of Target	146.24	181.50	200.00	200.00	200.00	150.56	200.00	176.15

R. Lee Cunningham	Weight of Total Award (%)	30.00	15.00	15.00	12.00	8.00	10.00	10.00	100.00
	Target Award as % of Salary	18.00	9.00	9.00	7.20	4.80	6.00	6.00	60.00
	Actual Payout as % of Salary	26.32	16.33	18.00	12.00	8.40	9.04	12.00	102.09
	Actual Payout as % of Target	146.24	181.50	200.00	166.67	175.00	150.56	200.00	170.15

Lizabeth Kane- Hanan	Weight of Total Award (%)	30.00	15.00	15.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	18.00	9.00	9.00	6.00	6.00	6.00	6.00	60.00
	Actual Payout as % of Salary	26.32	16.33	18.00	9.60	12.00	9.04	12.00	103.29
	Actual Payout as % of Target	146.24	181.50	200.00	160.00	200.00	150.56	200.00	172.15

Brian E. Miller	Weight of Total Award (%)	30.00	15.00	15.00	10.00	10.00	10.00	10.00	100.00
	Target Award as % of Salary	15.00	7.50	7.50	5.00	5.00	5.00	5.00	50.00
	Actual Payout as % of Salary	21.94	13.61	15.00	8.60	6.40	6.67	10.00	82.22
	Actual Payout as % of Target	146.24	181.50	200.00	172.00	128.00	133.44	200.00	164.44

The total amount of payout for each named executive officer was as follows: Mr. Weisz, $1,350,000; Mr. Geller, $565,551; Mr. Cunningham, $395,408; Ms. Kane-Hanan, $368,472; and Mr. Miller, $494,429. Mr. Weisz’s total payment reflects a 4.45% adjustment approved the by Compensation Policy Committee for exceptional performance with respect to one of Mr. Weisz’s individual performance metrics.

Sales Incentive Compensation

Reflecting the significance of customer relations and sales functions to our business and industry practice, Mr. Miller also has been compensated through a sales incentive plan (“Sales Incentive Plan”) under which he was compensated based on our achievement of pre-established goals with respect to sales volume, cash marketing and selling costs, and marketing and sales corporate overhead costs. The Sales Incentive Plan was recommended by Mr. Weisz and approved by the Compensation Policy Committee and was established based upon an assessment of competitive pay practices in the vacation ownership industry and marketing and sales functions.

Payouts under the Sales Incentive Plan could have been zero or maximum award levels or interpolated between zero and maximum, which was 50 percent of Mr. Miller’s base salary. We report the potential payments under the Sales Incentive Plan for 2013 in the Grants of Plan-Based Awards for Fiscal Year 2013 table, and we include the actual amount paid to Mr. Miller under the Sales Incentive Plan for 2013 in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis. The cash flow measures used for determining payouts under the Sales Incentive Plan related to contract sales volume, marketing and selling costs, and corporate overhead. We do not disclose the specific goals and objectives within, or the relative weighting of, the above categories because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively. However, we believe the performance goals were challenging but reasonably attainable at the time the goals were established.

Mr. Miller’s performance was at zero percent of the maximum achievement level with respect to contract sales volume, 35 percent of the maximum achievement level with respect to marketing and selling costs, and 20 percent of the maximum achievement level with respect to corporate overhead. The total amount of payout for Mr. Miller was $167,105.

Stock Awards

We expect that equity compensation awards will be granted to the named executive officers under the Stock and Cash Incentive Plan on an annual basis. With multi-year and, in some cases, performance-based vesting conditions and the opportunity for long-term capital appreciation, the annual stock awards help us achieve our objectives of attracting and retaining key executive talent, linking named executive officer pay to long-term Company performance and aligning the interests of named executive officers with those of shareholders.

In February 2013, the Compensation Policy Committee approved annual equity awards for 2013 for our named executive officers. The differences in the target award percentages among the named executive officers were determined primarily by considering market data (as described below) and internal factors, including pay equity with other officers, differences in responsibilities, job performance, and future potential. For the named executive officers, the approved value of the awards was as follows: Mr. Weisz, $1,900,000; Mr. Geller, $700,000; Mr. Cunningham, $450,000; Ms. Kane-Hanan, $400,000; and Mr. Miller, $400,000. This was the first annual grant of equity awards to our named executive officers; the awards approved for the named executive officers in December 2011 consisted of a combination of awards in connection with the Spin-Off and the annual equity awards for 2012.

The value of the awards was allocated for each named executive officer as follows: 40 percent as RSUs; 30 percent as SARs; and 30 percent as Performance Units. The allocations were the same as with respect to the awards approved in 2011, and were set so as to advance the executives’ alignment with shareholders by increasing their equity ownership, while tying a majority of the awards to future stock price performance and achievement of financial performance goals. The awards are reflected in the Summary Compensation Table for 2013 and the Grants of Plan-Based Awards for Fiscal Year 2013.

The Performance Units granted in 2013 represent the right to receive shares of our common stock at the end of the performance period beginning December 29, 2012 and ending January 1, 2016, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and return on invested capital, each weighted equally. Return on invested capital (“ROIC”) means earnings (as reported in the Company’s financial statements) over the performance period, excluding the impact of interest expense, provision for income taxes, impairments and restructuring charges, and activity not associated with the Company’s on-going core operations, as a percentage of Total Invested Capital. “Total Invested Capital” means the average of the beginning of the performance period and the end of the performance period total assets less current liabilities. The Adjusted EBITDA target was set at $546 million, a level we believed to be achievable but not certain to be met. The ROIC target was set at 9.5 percent, a level we believed to be achievable but not certain to be met.

The number of Performance Units actually earned will be determined following the end of the Performance Period and shall be equal to 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted EBITDA performance objective plus 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the

ROIC performance objective. The number of shares that will be received can range from zero to two times the number of Performance Units granted and will be based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
Below 80%	0%
85%	50%
100%	100%
115% and above	200%

If performance falls between levels, the vesting percentage will be determined by the Compensation Policy Committee based on straight-line interpolation; provided, however, that no payout shall be made with respect to a performance objective if 80 percent of the achievement target is not obtained.

Performance Units will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period (unless the named executive officer retires as an approved retiree or dies or is disabled during such period) or engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason. If a named executive officer retires as an approved retiree during the performance period, a pro rata portion of the Performance Units will continue to vest on the same terms. If a named executive officer dies or is disabled during the performance period, a portion of the Performance Units will vest.

Other Compensation

Perquisites

Following the Spin-Off, we eliminated most of the limited perquisites that prior to that time made up a very small portion of total compensation for named executive officers. In 2013, we offered only a limited number of compensatory room nights and a minimal executive physical benefit. The value of these benefits was included in the executives’ wages for tax purposes, and we did not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Named executive officers also can participate in the same plans and programs offered to all our eligible employees. Some of these benefits were paid for by the executives, such as elective deferrals under our 401(k) plan (the “401(k) Plan”), vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits were paid for or subsidized by us, such as the company match under the 401(k) Plan, certain group medical and dental benefits, business travel accident insurance and tuition reimbursement. We also pay for life insurance with a payout on death for Mr. Weisz in the amount of two times his base salary (up to a maximum of $1.5 million), and for each other named executive officers in the amount of such officer’s base salary (up to a maximum of $750,000).

Deferred Compensation

Our named executive officers and approximately 600 other associates are eligible to participate in the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was recommended by the Compensation Policy Committee and adopted by the Board, and was effective as of July 1, 2013, but no deferrals were made under the Deferred Compensation Plan until after the end of the 2013 fiscal year.

We provide the Deferred Compensation Plan because the Compensation Policy Committee wishes to permit certain of our employees to defer the obligation to pay taxes on compensation and bonuses that they are entitled to receive. The Deferred Compensation Plan permits them to do this, while also receiving interest on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Under the terms of the Deferred Compensation Plan, each participant may elect to defer receipt of up to 80 percent of his or her base salary, bonuses and/or commissions until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the 401(k) Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the Deferred Compensation Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits which will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full.

A participant in the Deferred Compensation Plan may elect to receive his or her deferred amounts and vested employer credits in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, a participant may elect to receive his or her deferred amounts and vested employer credits in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years. Participants’ accounts will be credited with an investment return based on a fixed rate of interest selected by the administrator or determined as if the account were invested in one or more investment funds made available by the administrator of the Deferred Compensation Plan.

The rate of return was set at 5.6 percent for 2014. To the extent that this rate exceeds 120 percent of the applicable federal long-term rate, the excess will be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table. The obligations under the Deferred Compensation Plan are not funded by the Company, and therefore participants have an unsecured contractual commitment from us to pay the amounts due under the Deferred Compensation Plan. Because the plan is unsecured, the Compensation Policy Committee believes it is appropriate to provide an appropriate interest rate to compensate for this risk. When payments are due under the Deferred Compensation Plan, the cash will be distributed from our general assets.

Prior to the Spin-Off, our named executive officers and other senior management were able to participate in the Marriott International, Inc. Executive Deferred Compensation Plan (“Marriott Deferred Compensation Plan”), and our named executive officers have balances under that plan.

Change in Control Arrangements

Our named executive officers are participants in the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Change in Control Plan”). Adoption of the Change in Control Plan was intended to maximize shareholder value by retaining key executives through the closing of a Change in Control (as defined below), and to motivate executives to drive business success independent of the possible occurrence of a Change in Control. All of our executive officers are eligible to participate in the Change in Control Plan. Under the Change in Control Plan, the receipt of benefits is subject to a “double trigger,” under which benefits, including the acceleration of vesting and/or settlement of equity and cash awards, is available only if the participant’s employment is terminated in connection with the Change in Control unless the awards are not assumed in connection with the Change in Control, in which case a single trigger applies. A “change in control” occurs if there is a consummation of certain acquisition, merger, sale, liquidation or similar events or there is a change in a majority of Board members as described in the Change in Control Plan (a “Change in Control”).

Under the terms of the Change in Control Plan, and subject to the conditions thereof, an executive officer who participates in the Change in Control Plan will receive severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability (as those terms are defined in the Change in Control Plan), or death, or is terminated by the executive officer for Good Reason (as defined in the Change in Control Plan), in each case, within two years following a Change in Control of the Company (a “Termination”). Provided that the executive officer executes a waiver and release of claims in favor of the Company, he or she will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus (as those terms are defined in the Change in Control Plan); (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage; (3) any unpaid Base Salary through the Termination date; (4) any unpaid bonus as of the Termination date for any previously-completed fiscal year; (5) a pro-rata bonus for the fiscal year in which the executive officer’s employment is terminated; and (6) reimbursement of any unreimbursed expenses properly incurred.

In addition to receipt of the severance benefits described above, upon Termination, an executive officer’s stock options and other equity-related compensation will be treated as follows: (1) all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs will become fully vested as of the Termination date; (2) all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs will become fully vested and exercisable until the earlier of the end of (a) their original term or (b) 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (3) all of the executive officer’s other cash performance-based awards or other share-based awards subject to performance-based vesting criteria will be deemed to be fully vested as of the Termination date, and will be paid immediately thereafter based on a presumed achievement of target levels of performance. However, in the event that no substitute awards, shares or other equity interests are available as of the Change in Control, the participant will become fully vested in his or her awards as of the Change in Control date, and all awards will be immediately distributed or paid, or, in the case of options and SARs, will become fully exercisable. In the discretion of the Compensation Policy Committee, distributions may be made in the form of a cash payment equal in amount to the shares distributed or, in the case of options or SARs, the intrinsic value of such awards.

Any payment otherwise due under the Change in Control Plan will be reduced if necessary so that the payment will not constitute a “parachute payment” under Section 280G of the Internal Revenue Code. The Change in Control Plan does not provide for a gross-up of excise taxes on such “parachute payments.”

Clawbacks

The Compensation Policy Committee recently adopted a clawback policy, which is in addition to the clawback provision that applies to equity awards issued under the Stock and Cash Incentive Plan. Under the clawback policy, in the event of certain restatements of our financial statements, the Board may recoup compensation from a named executive officer who engaged in certain misconduct that contributed to the need for the restatement. Compensation that is based on our achievement of specified financial results, including performance-based equity awards, may be recouped to the extent such compensation would have been lower had it been determined or calculated based on the financial results as restated. In addition, the Board may recoup any compensation from a named executive officer who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the restatement or conduct and after the date the adoption of the policy is subject to potential recoupment under the policy.

Under the Stock and Cash Incentive Plan, we have the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of our common stock under RSUs or other stock awards if the executive engaged in criminal or tortious conduct that was injurious to us or engaged in competition with us.

Stock Ownership Guidelines

The Compensation Policy Committee adopted stock ownership guidelines for our executive officers. Under these guidelines, executive officers are to achieve the following levels of ownership of our common stock (as a multiple of base salary rate as of the last day of the fiscal year for which compliance is being evaluated): Chief Executive Officer, five times; Chief Financial Officer, three times; and all other executive officers, two times. Executive officers who served in such capacity at the time of the Spin-Off are expected to achieve compliance by the end of 2016; other executive officers are expected to achieve compliance by the end of their fifth full year of service.

For purposes of determining compliance with the guidelines, the following are considered shares owned by the executive officer: shares owned by the executive officer and his or her spouse; shares held by a trust any beneficiaries of which are the executive officer or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; share equivalents deferred in accordance with our plans; and, to the extent earned, performance-based awards. Options, stock appreciation rights and, to the extent unearned, performance-based awards, are not considered owned by the executive officer.

The Compensation Policy Committee receives an annual report of the ownership achieved by each executive officer as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. The Compensation Policy Committee will determine the action to be taken for failure to comply, which action may include (but is not limited to), requiring all or a portion of an executive officer’s annual bonus to be paid in shares, or requiring retention of shares received upon exercise of stock options or SARs or of shares earned upon the vesting of performance-based equity awards.

Pledging and Derivative Transactions

We recently adopted a policy prohibiting associates and officers from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all associates and officers from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Compensation Consultant

The Compensation Policy Committee has the sole discretion and adequate funding to retain the services of compensation consultants, independent legal counsel or other advisers. Exequity LLP serves as the independent compensation consultant to the Compensation Policy Committee and advises it on developing director and executive compensation programs. During 2013, Exequity did not perform any services for the Company other than in connection with providing advice and recommendations on executive and director compensation. The Compensation Policy Committee has reviewed an assessment of any potential conflicts of interest raised by Exequity’s work for the Compensation Policy Committee by considering the following six factors: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees received from the Company by Exequity, as a percentage of Exequity’s total revenue; (iii) the policies and procedures of Exequity that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Exequity consultant with a member of the Compensation Policy Committee; (v) any Company stock owned by the Exequity consultants; and (vi) any business or personal relationship of the Exequity consultant or Exequity with any of the Company’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Policy Committee has concluded that Exequity is independent.

Market Data

The Compensation Policy Committee considered the external market pay practices of various companies for purposes of the decisions made with respect to the compensation of our executive officers for 2013. Considerations for developing the peer group included company size as measured by revenues (generally one-half to two times the Company’s revenues) and market capitalization (companies with very low or very high market capitalizations relative to the Company were excluded), industry and business model similarities, and trading on a major exchange. The objective was to develop a peer group consisting of 15 to 20 companies with median revenues approximating the Company’s revenues.

The companies in the peer group consist of the following:

Peer Group Companies

Ashford Hospitality Trust, Inc.

Boyd Gaming Corporation

Brookdale Senior Living Inc.

Choice Hotels International, Inc.

Emeritus Corporation

Hyatt Hotels Corporation

Interval Leisure Group, Inc.

Isle of Capri Casinos, Inc.

Pinnacle Entertainment, Inc.

PulteGroup, Inc.

Ryman Hospitality Properties, Inc.

Starwood Hotels & Resorts Worldwide, Inc.

Strategic Hotels & Resorts, Inc.

Sunrise Senior Living, Inc.

Sunstone Hotel Investors, Inc.

Toll Brothers, Inc.

Vail Resorts, Inc.

Wyndham Worldwide Corporation

In addition, in part due to the fact that there are very few public company direct competitors, the Compensation Policy Committee determined that it was appropriate to consider the compensation practices of a general industry peer group as an additional reference point for its 2013 executive pay decisions. Two objective criteria were established as the basis for selecting forty companies in the consumer products industry that participated in Equilar’s Top 25 database and company revenues. Twenty consumer products companies with revenues greater than the Company’s revenues and 20 consumer products companies with revenues less than the Company’s revenues were selected. Company names were not a material factor in selecting the companies for participation.

The companies that met these objective criteria with revenues greater and less than the Company’s consist of the following:

Revenues Greater than the Company’s Revenues	Revenues Less than the Company’s Revenues

Aéropostale, Inc.

ANN INC.

Bob Evans Farms, Inc.

Carter’s, Inc.

The Cheesecake Factory Incorporated

Chipotle Mexican Grill, Inc.

Coinstar, Inc.

Constellation Brands, Inc.

Cott Corporation

Domino’s Pizza, Inc.

Fossil, Inc.

GNC Holdings, Inc.

International Game Technology

J.Crew Group, Inc.

Spartan Stores, Inc.

Tower International, Inc.

Tupperware Brands Corporation

Ulta Salon, Cosmetics & Fragrance, Inc.

The Warnaco Group, Inc.

The Wendy’s Company

Brookfield Residential Properties Inc.

Callaway Golf Company

Deckers Outdoor Corporation

DineEquity, Inc.

The Finish Line, Inc.

Fifth & Pacific Companies, Inc.

Furniture Brands International, Inc.

Hovnanian Enterprises, Inc.

KB Home

lululemon athletica inc.

Meritage Homes Corporation

Pacific Sunwear of California Inc.

Papa John’s International, Inc.

Pier 1 Imports, Inc.

The Ryland Group, Inc.

Scientific Games Corporation

Stage Stores, Inc.

Tempur-Pedic International Inc.

The Talbots, Inc.

Under Armour, Inc.

The Compensation Policy Committee worked with Exequity in 2012 to develop a new peer group for 2013, which differed from the peer group used in 2012. Hyatt Hotels Corporation, Interval Leisure Group, Inc., Pinnacle Entertainment, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Wyndham Worldwide Corporation remained in the peer group; Apartment Investment and Management Company, Bluegreen Corporation, Corporate Office Properties Trust, Darden Restaurants, Inc., Doral Financial Corporation, Duke Realty Corporation, Host Hotels & Resorts, Inc., Las Vegas Sands Corp. and Ventas, Inc. were not included.

For 2014, the Compensation Policy Committee retained all members of the 2013 peer group other than Starwood Hotels & Resorts Worldwide, Inc. The Compensation Policy Committee will again also consider the compensation practices of a general industry peer group, consisting of forty companies in the consumer products industry that participated in Equilar’s Top 25 database and company revenues (i.e., 20 consumer products companies with revenues greater and 20 consumer products companies with revenues less than the Company’s revenues), as an additional reference point for its executive pay decisions.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits a public company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer and the next three highest-paid executive officers (except for the Chief Financial Officer). However, compensation that satisfies conditions set forth under Section 162(m) to qualify as “performance-based compensation” is not subject to the limitation. SARs and some other forms of compensation granted under the Stock and Cash Incentive Plan can be designed to qualify as performance-based compensation. We intend to consider the application of the Section 162(m) limits when structuring and granting various elements of compensation. However, we may determine that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as equity dilution management, workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of potentially being unable to deduct a portion of the executives’ compensation. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Risk Considerations

The Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for our employees and the design of compensation programs might create incentives for excessive risk-taking by our employees. The Compensation Policy Committee concluded that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Prior Shareholder Advisory Vote to Approve Executive Compensation

At our 2013 Annual Meeting of Shareholders, our shareholders voted with respect to an advisory resolution on our executive compensation, and overwhelmingly approved the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. The Compensation Policy Committee considered this support, as well as the other factors discussed in this Compensation Discussion and Analysis, in retaining the fundamental characteristics of our executive compensation program for 2014.

Employment Agreements

We do not have employment agreements with any of our executive officers.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2013, 2012 and 2011 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option/ SAR Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Stephen P. Weisz	2013	$764,423	$—	$1,330,021	$570,011	$1,350,000	$29,714	$8,207	$4,052,376
President and Chief Executive Officer	2012	678,000	—	929,989	—	933,010	35,989	7,500	2,584,488
	2011	585,941	100,000	1,990,156	929,998	229,134	17,106	20,065	3,872,400

John E. Geller, Jr.	2013	428,077	—	490,000	209,992	565,551	3,541	8,110	1,705,271
Executive Vice President and Chief Financial Officer	2012	403,000	—	389,988	—	418,834	4,103	7,500	1,223,425
	2011	351,566	100,000	920,073	390,004	133,131	1,813	23,294	1,919,881

R. Lee Cunningham	2013	387,308	—	314,968	135,001	395,408	10,868	8,064	1,251,617
Executive Vice President and Chief Operating Officer	2012	343,000	—	165,011	—	358,588	13,130	7,500	887,229
	2011	310,616	50,000	360,162	305,035	80,640	6,214	15,063	1,127,730

Lizabeth Kane-Hanan	2013	356,731	—	280,034	119,999	368,472	4,362	8,040	1,137,638
Executive Vice President and Chief Growth and Inventory Officer

Brian E. Miller	2013	601,346	—	280,034	119,999	661,535	11,297	8,202	1,682,413
Executive Vice President and Chief Sales and Marketing Officer	2012	573,000	—	142,513	—	530,183	13,340	7,500	1,266,536
	2011	526,976	50,000	470,159	142,500	134,770	6,120	38,118	1,368,643

(1)

This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under employee benefit plans. Our 2013 fiscal year included 53 rather than 52 weeks, resulting in an additional week of salary. For periods prior to 2012, Mr. Miller’s salary includes a fixed incentive component that was payable in accordance with regular payroll practices. For 2011, $20,665 was withheld from Mr. Miller’s incentive payment as a result of an overpayment he received in 2010.

(2)

The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although we recognize the expense of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in Footnote No. 14, “Share-Based Compensation,” of the Notes to our Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2014. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal Year 2013 table below. The Distribution Awards (as defined below), which were granted in 2011, did not result in any increase in aggregate fair value of the underlying Marriott International awards, and as a result are not reflected in this table except to the extent the underlying Marriott International award was granted during 2011. The value reported for the Performance Units is the grant date value based on the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2013 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $1,140,018; Mr. Geller, $420,012; Mr. Cunningham, $269,972; Ms. Kane-Hanan, $240,030; and Mr. Miller, $240,030. The values of the Performance Units granted in 2012 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $1,859,978; Mr. Geller, $779,976; Mr. Cunningham, $330,022; and Mr. Miller, $285,026.

(3)

This column reports all amounts earned under the bonus plan and sales incentive plan in effect for such fiscal year, whether paid or deferred under other employee benefit plans. Amounts earned under a bonus plan during a fiscal year were paid in the first quarter of the following fiscal year. For Mr. Miller, for 2011 this column also includes $5,011 paid to him under his sales incentive plan, which reflects the $25,676 he earned under that plan, less the $20,665 we withheld as a result of an overpayment to him in 2010.

(4)

The values reported equal the excess of the return on amounts credited to accounts in the Marriott Deferred Compensation Plan at the annually designated rate of return over 120 percent of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2013.”

(5)

All Other Compensation for 2013 consists of company contributions to the 401(k) Plan ($7,650 for each named executive officer) and premiums for an insurance policy on the life of each named executive officer ($557 for Mr. Weisz; $460 for Mr. Geller; $414 for Mr. Cunningham; $390 for Ms. Kane-Hanan; and $552 for Mr. Miller).

Grants of Plan-Based Awards for Fiscal Year 2013

The following table shows the plan-based awards granted to the named executive officers in 2013.

										All Other Stock Awards: Number of Shares of Stock or Units	All Other Options/ SAR Awards: Number of Securities Under- lying Options/ SARs	Exercise or Base Price(4)	Grant Date Fair Value of Stock and Option/ SAR Awards(5)

Name	Award Type(1)	Grant Date(2)	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards
				Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
S. Weisz	Bonus	—	—	—	$764,423	$1,528,846	—	—	—	—	—	$—	$—
	RSUs	02/25/2013	02/13/2013	—	—	—	—	—	—	19,036	—	—	760,012
	SARs	02/25/2013	02/13/2013	—	—	—	—	—	—	—	26,292	39.93	570,011
	Performance	02/25/2013	02/13/2013	—	—	—	—	14,277	28,554	—	—	—	570,009
J. Geller	Bonus	—	—	—	321,058	642,116	—	—	—	—	—	—	—
	RSUs	02/25/2013	02/13/2013	—	—	—	—	—	—	7,013	—	—	279,994
	SARs	02/25/2013	02/13/2013	—	—	—	—	—	—	—	9,686	39.93	209,992
	Performance	02/25/2013	02/13/2013	—	—	—	—	5,260	10,520	—	—	—	210,006
R. Cunningham	Bonus	—	—	—	232,385	464,770	—	—	—	—	—	—	—
	RSUs	02/25/2013	02/13/2013	—	—	—	—	—	—	4,508	—	—	179,982
	SARs	02/25/2013	02/13/2013	—	—	—	—	—	—	—	6,227	39.93	135,001
	Performance	02/25/2013	02/13/2013	—	—	—	—	3,381	6,762	—	—	—	134,986
L. Kane-Hanan	Bonus	—	—	—	214,038	428,076	—	—	—	—	—	—	—
	RSUs	02/25/2013	02/13/2013	—	—	—	—	—	—	4,008	—	—	160,019
	SARs	02/25/2013	02/13/2013	—	—	—	—	—	—	—	5,535	39.93	119,999
	Performance	02/25/2013	02/13/2013	—	—	—	—	3,006	6,012	—	—	—	120,015
B. Miller	Bonus	—	—	—	300,673	601,346	—	—	—	—	—	—	—
	Incentive	—	—	—	—	300,673	—	—	—	—	—	—	—
	RSUs	02/25/2013	02/13/2013	—	—	—	—	—	—	4,008	—	—	160,019
	SARs	02/25/2013	02/13/2013	—	—	—	—	—	—	—	5,535	39.93	119,999
	Performance	02/25/2013	02/13/2013	—	—	—	—	3,006	6,012	—	—	—	120,015

(1)

“Bonus” refers to our Bonus Plan in which our named executive officers participated. “RSUs,” “SARs” and “Performance” refers to RSUs, SARs and Performance Units, respectively, granted under the Stock and Cash Incentive Plan. “Incentive” refers to the Sales Incentive Plan in which Mr. Miller participated.

(2)

“Grant Date” applies to equity awards reported in the “Estimated Possible Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option/SAR Awards” columns. Our board approved grants of RSUs, SARs and Performance Units for the named executive officers on February 13, 2013, and the grant date of these awards was February 25, 2013.

(3)	The amounts reported in these columns include potential payouts corresponding to the achievement of the target and maximum performance objectives under the Bonus Plan and Sales Incentive Plan.
(4)	The awards were granted with an exercise or base price equal to the average of the high and low stock price on the NYSE on the date of grant.
(5)

The value reported for Equity Incentive Plan Awards, Stock Awards and Option/SAR Awards is the aggregate grant date fair value of the awards granted in 2013 as determined in accordance with accounting standards for share-based payments, although the expense of the awards is recognized for financial reporting purposes over the service period of the awards based on, with respect to the Performance Units, the probable outcome of the performance conditions. The assumptions for making the valuation determinations are set forth in Footnote No. 14, “Share-Based Compensation,” of the Notes to our annual Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2014.

The Grants of Plan-Based Awards table reports the potential dollar value of cash incentive awards under the Bonus Plan and/or Sales Incentive Plan at their threshold, target and maximum achievement levels, and the number and grant date fair value of RSUs, SARs and Performance Units granted under the Stock and Cash Incentive Plan to each named executive officer during the 2013 fiscal year. For cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Bonus Plan and/or Sales Incentive Plan for 2013, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2013.

Annual RSU and SAR grants under the Stock and Cash Incentive Plan typically vest in four equal annual increments beginning a year after the grant date, contingent on continued employment. Even when vested, an executive could lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminated employment due to serious misconduct as defined in the Stock and Cash Incentive Plan, or if it is determined that the executive has engaged in competition or has engaged in criminal conduct or other behavior that was actually or potentially harmful. RSU award vesting is not accelerated upon retirement. These awards do not accrue or pay cash dividends and do not bear voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Performance Units represent the right to receive shares of our common stock at the end of a performance period, which with respect to the Performance Units granted in 2013 began December 29, 2012 and will end on January 1, 2016. The number of shares that will be received following the end of the performance period will be based on the Company’s cumulative achievement over the period with respect to specified performance objectives and can range from zero to two times the number of Performance Units granted. Performance Units generally will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period or engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table shows information about outstanding options, SARs, RSUs and Performance Units of our common stock and Marriott International common stock as of January 3, 2014, our fiscal year-end. The market values are based on the closing price of our common stock or Marriott International’s common stock, as the case may be, on the NYSE on January 3, 2014, the last trading day of our fiscal year, which was $52.66 and $48.65, respectively.

				Option Awards				Stock Awards
Name	Grant Date(1)	Award Type(2)		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable(3)		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Weisz	—	MAR RSUs	(4)	—	—	$—	—	12,658.0	$615,812	—		$—
	—	VAC RSUs	(4)	—	—	—	—	53,779.8	2,832,044	—		—
	02/10/2005	MAR Options		24,600	—	30.31	02/10/2015	—	—	—		—
	02/19/2008	MAR SARs		21,396	—	33.50	02/19/2018	—	—	—		—
	08/07/2008	MAR SARs		32,524	—	25.88	08/07/2018	—	—	—		—
	02/16/2010	MAR SARs		—	9,085	25.44	02/16/2020	—	—	—		—
	02/19/2008	VAC SARs		2,139	—	20.41	02/19/2018	—	—	—		—
	08/07/2008	VAC SARs		3,252	—	15.77	08/07/2018	—	—	—		—
	02/16/2010	VAC SARs		2,724	910	15.50	02/16/2020	—	—	—		—
	12/15/2011	VAC SARs		53,264	53,265	18.52	12/15/2021	—	—	—		—
	02/25/2013	VAC SARs		—	26,292	39.93	02/25/2023	—	—	—		—
	03/16/2012	Performance	(5)	—	—	—	—	—	—	68,206	(6)	3,591,728	(7)
	02/25/2013	Performance	(8)	—	—	—	—	—	—	28,554	(9)	1,503,654	(10)

J. Geller	—	MAR RSUs	(11)	—	—	—	—	7,909.0	384,773	—		—
	—	VAC RSUs	(11)	—	—	—	—	21,842.9	1,150,247	—		—
	12/15/2011	VAC SARs		22,337	22,337	18.52	12/15/2021	—	—	—		—
	02/25/2013	VAC SARs		—	9,686	39.93	02/25/2023	—	—	—		—
	03/16/2012	Performance	(5)	—	—	—	—	—	—	28,602	(6)	1,506,181	(7)
	02/25/2013	Performance	(8)	—	—	—	—	—	—	10,520	(9)	553,983	(10)

R. Cunningham	—	MAR RSUs	(12)	—	—	—	—	2,759.0	134,225	—		—
	—	VAC RSUs	(12)	—	—	—	—	10,723.9	564,721	—		—
	02/19/2008	MAR SARs		15,580	—	33.50	02/19/2018	—	—	—		—
	08/07/2008	MAR SARs		9,640	—	25.88	08/07/2018	—	—	—		—
	02/16/2010	MAR SARs		8,178	2,726	25.44	02/16/2020	—	—	—		—
	02/17/2011	MAR SARs		4,440	4,440	38.49	02/17/2021	—	—	—		—
	02/19/2008	VAC SARs		1,558	—	20.41	02/19/2018	—	—	—		—
	08/07/2008	VAC SARs		964	—	15.77	08/07/2018	—	—	—		—
	02/16/2010	VAC SARs		816	274	15.50	02/16/2020	—	—	—		—
	02/17/2011	VAC SARs		444	444	23.46	02/17/2021	—	—	—		—
	12/15/2011	VAC SARs		9,450	9,450	18.52	12/15/2021	—	—	—		—
	02/25/2013	VAC SARs		—	6,227	39.93	02/25/2023	—	—	—		—
	03/16/2012	Performance	(5)	—	—	—	—	—	—	12,102	(6)	637,291	(7)
	02/25/2013	Performance	(8)	—	—	—	—	—	—	6,762	(9)	356,087	(10)

L. Kane-Hanan	—	MAR RSUs	(13)	—	—	—	—	5,515.0	268,305	—		—
	—	VAC RSUs	(13)	—	—	—	—	9,689.5	510,249	—		—
	02/19/2008	MAR SARs		7,800	—	33.50	02/19/2018	—	—	—		—
	08/07/2008	MAR SARs		5,640	—	25.88	08/07/2018	—	—	—		—
	02/19/2008	VAC SARs		780	—	20.41	02/19/2018	—	—	—		—
	08/07/2008	VAC SARs		964	—	15.77	08/07/2018	—	—	—		—
	12/15/2011	VAC SARs		8,161	8,162	18.52	12/15/2021	—	—	—		—
	02/25/2013	VAC SARs		—	5,535	39.93	02/25/2023	—	—	—		—
	03/16/2012	Performance	(5)	—	—	—	—	—	—	10,452	(6)	550,402	(7)
	02/25/2013	Performance	(8)	—	—	—	—	—	—	6,012	(9)	316,592	(10)

B. Miller	—	MAR RSUs	(14)	—	—	—	—	5,422.0	263,780	—		—
	—	VAC RSUs	(14)	—	—	—	—	9,680.2	509,759	—		—
	08/07/2008	MAR SARs		10,844	—	25.88	08/07/2018	—	—	—		—
	08/07/2008	VAC SARs		1,084	—	15.77	08/07/2018	—	—	—		—
	12/15/2011	VAC SARs		8,161	8,162	18.52	12/15/2021	—	—	—		—
	02/25/2013	VAC SARs		—	5,535	39.93	02/25/2023	—	—	—		—
	03/16/2012	Performance	(5)	—	—	—	—	—	—	10,452	(6)	550,402	(7)
	02/25/2013	Performance	(8)	—	—	—	—	—	—	6,012	(9)	316,592	(10)

(1)

“VAC RSUs,” “VAC SARs,” “VAC Options” and “Performance” refer to RSUs, SARs, Options and Performance Units, respectively, issued under the Stock and Cash Incentive Plan. “MAR RSUs,” “MAR SARs” and “MAR Options” refer to RSUs, SARs and Options, respectively, issued under the Marriott International Stock Plan. VAC RSUs, VAC SARs and VAC Options with a grant date prior to November 21, 2011 are Distribution Awards that were granted effective November 21, 2011 and relate to MAR RSUs, MAR SARs and MAR Options, respectively, with the grant dates indicated. The number of shares subject to SARs, options, and RSUs and the exercise prices of SARs and options reflect adjustments pursuant to the terms of the applicable plans and awards to reflect the Spin-Off. The awards retained the original terms and conditions after conversion.

(2)

Effective as of the completion of the Spin-Off, all holders of Marriott International RSUs on the November 10, 2011 record date for the Spin-Off received RSUs under the Stock and Cash Incentive Plan in an amount consistent with the “Distribution Ratio” of one share of our common stock distributed in the Spin-Off for every ten shares of Marriott International common stock, with terms and conditions substantially similar to the terms and conditions applicable to the Marriott International RSUs. Also, effective as of the completion of the Spin-Off, the holders of Marriott International stock options and SARs on the record date received stock options and SARs under the Stock and Cash Incentive Plan, in an amount consistent with the Distribution Ratio, with terms and conditions substantially similar to the terms and conditions applicable to the Marriott International stock options and SARs. We refer to the awards made pursuant to the Stock and Cash Incentive Plan with respect to these Marriott International awards as the “Distribution Awards.” The adjusted exercise price of each converted award was determined in order to preserve the aggregate intrinsic value of the stock options and SARs held by such persons. The exercise prices of Marriott International awards were adjusted based on the proportion of the Marriott International ex-distribution closing stock price to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. The per share exercise price of each such Stock and Cash Incentive Plan converted award is equal to the proportion of the Marriott Vacations Worldwide “when issued” closing stock price on the distribution date to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. With respect to each of the awards described above, after November 21, 2011, service with Marriott International and/or Marriott Vacations Worldwide will be treated as continuous service with respect to the awards. Thus, the vesting, exercisability and forfeiture of the awards generally will be determined taking into account all such service, including eligibility to be considered an approved retiree.

(3)	SARs vest and become exercisable in equal annual increments beginning a year after the grant date.
(4)

8,066 MAR RSUs and 5,565.6 VAC RSUs vest on February 15, 2014; 16,739 VAC RSUs vest on December 15, 2014; 4,592 MAR RSUs and 5,218.2 VAC RSUs vest on February 15, 2015; 16,739 VAC RSUs vest on December 15, 2015; 4,759 VAC RSUs vest on February 15, 2016 and 4,759 VAC RSUs vest on February 15, 2017.

(5)

With respect to Performance Units granted on March 16, 2012, the number of shares that the named executive officer will receive will be determined after end of the performance period on January 2, 2015 and will be based upon the achievement of specified levels of performance during that performance period.

(6)

Represents the maximum number of shares of our common stock that can be issued after the end of the performance period on January 2, 2015, based on Marriott Vacations Worldwide’s achievement of certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 68,206 shares for Mr. Weisz (34,103 shares for performance at target level), 28,602 shares for Mr. Geller (14,301 shares for performance at target level), 12,102 shares for Mr. Cunningham (6,051 shares for performance at target level), 10,452 shares for Ms. Kane-Hanan (5,226 shares for performance at target level), and 10,452 shares for Mr. Miller (5,226 shares for performance at target level).

(7)

Calculated by multiplying $52.66, the closing market price of our common stock on January 3, 2014, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $3,591,728 for Mr. Weisz ($1,795,864 for performance at target level), $1,506,181 for Mr. Geller ($753,091 for performance at target level), $637,291 for Mr. Cunningham ($318,646 for performance at target level), $550,402 for Ms. Kane-Hanan ($275,201 for performance at target level); and $550,402 for Mr. Miller ($275,201 for performance at target level).

(8)

With respect to Performance Units granted on February 25, 2013, the number of shares that the named executive officer will receive will be determined after end of the performance period on January 1, 2016 and will be based upon the achievement of specified levels of performance during that performance period.

(9)

Represents the maximum number of shares of our common stock that can be issued after the end of the performance period on January 1, 2016, based on Marriott Vacations Worldwide’s achievement of certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 28,554 shares for

Mr. Weisz (14,277 shares for performance at target level), 10,520 shares for Mr. Geller (5,260 shares for performance at target level), 6,762 shares for Mr. Cunningham (3,381 shares for performance at target level), 6,012 shares for Ms. Kane-Hanan (3,006 shares for performance at target level), and 6,012 shares for Mr. Miller (3,006 shares for performance at target level).

(10)

Calculated by multiplying $52.66, the closing market price of our common stock on January 3, 2014, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $1,503,654 for Mr. Weisz ($751,827 for performance at target level), $553,983 for Mr. Geller ($276,992 for performance at target level), $356,087 for Mr. Cunningham ($178,043 for performance at target level), $316,592 for Ms. Kane-Hanan ($158,296 for performance at target level); and $316,592 for Mr. Miller ($158,296 for performance at target level).

(11)

5,460 MAR RSUs and 2,299 VAC RSUs vest on February 15, 2014; 7,019 VAC RSUs vest on December 15, 2014; 2,449 MAR RSUs and 1,997.9 VAC RSUs vest on February 15, 2015; 7,020 VAC RSUs vest on December 15, 2015; 1,753 VAC RSUs vest on February 15, 2016 and 1,754 VAC RSUs vest on February 15, 2017.

(12)

1,901 MAR RSUs and 1,317.1 VAC RSUs vest on February 15, 2014; 2,970 VAC RSUs vest on December 15, 2014; 858 MAR RSUs and 1,212.8 VAC RSUs vest on February 15, 2015; 2,970 VAC RSUs vest on December 15, 2015; 1,127 VAC RSUs vest on February 15, 2016 and 1,127 VAC RSUs vest on February 15, 2017.

(13)

3,800 MAR RSUs and 1,382 VAC RSUs vest on February 15, 2014; 2,565 VAC RSUs vest on December 15, 2014; 1,715 MAR RSUs and 1,173.5 VAC RSUs vest on February 15, 2015; 2,565 VAC RSUs vest on December 15, 2015; 1,002 VAC RSUs vest on February 15, 2016 and 1,002 VAC RSUs vest on February 15, 2017.

(14)

3,707 MAR RSUs and 1,372.7 VAC RSUs vest on February 15, 2014; 2,565 VAC RSUs vest on December 15, 2014; 1,715 MAR RSUs and 1,173.5 VAC RSUs vest on February 15, 2015; 2,565 VAC RSUs vest on December 15, 2015; 1,002 VAC RSUs vest on February 15, 2016 and 1,002 VAC RSUs vest on February 15, 2017.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table shows information about option and SAR exercises and vesting of RSUs during fiscal year 2013.

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired or Exercised	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
S. Weisz(3)	74,508.0	$3,199,112	28,991.9	$1,371,471
J. Geller(4)	—	—	15,029.1	695,487
R. Cunningham(5)	1,350.0	62,073	6,063.2	281,868
L. Kane-Hanan(6)	—	—	7,747.1	348,671
B. Miller(7)	—	—	7,770.2	349,639

(1)	The value realized upon exercise is based on the current trading price at the time of exercise.
(2)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.
(3)

Mr. Weisz acquired 62,600 shares of Marriott International common stock upon the exercise of options and 11,908 shares of Marriott International common stock upon the exercise of 27,255 SARs. He acquired 17,582.9 shares of Marriott Vacations Worldwide common stock and 11,139 shares of Marriott International common stock upon vesting of RSUs.

(4)	Mr. Geller acquired 7,748.1 shares of Marriott Vacations Worldwide common stock and 7,281 shares of Marriott International common stock upon vesting of RSUs.
(5)

Mr. Cunningham acquired 1,350 shares of Marriott Vacations Worldwide common stock upon the exercise of options. He acquired 3,251.2 shares of Marriott Vacations Worldwide common stock and 2,812 shares of Marriott International common stock upon vesting of RSUs.

(6)	Ms. Kane-Hanan acquired 3,036.1 shares of Marriott Vacations Worldwide common stock and 4,711 shares of Marriott International common stock upon vesting of RSUs.
(7)	Mr. Miller acquired 3,038.2 shares of Marriott Vacations Worldwide common stock and 4,732 shares of Marriott International common stock upon vesting of RSUs.

Nonqualified Deferred Compensation for Fiscal Year 2013

The Deferred Compensation Plan became effective during 2013, but no deferrals were made under that plan until after the end of the 2013 fiscal year. The following table discloses contributions, earnings, distributions and balances under the Marriott Deferred Compensation Plan for the 2013 fiscal year, which our executives ceased to be eligible to make further contributions under as of the Spin-Off. We have agreed to reimburse Marriott International for any payments made to our employees under the Marriott Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
S. Weisz	$—	$—	$89,335	(1)	$—	$1,730,134	(2)
J. Geller	—	—	10,647	(1)	—	206,159	(2)
R. Cunningham	—	—	32,677	(1)	—	632,773	(2)
	—	—	6,463	(3)	—	26,096	(4)
L. Kane-Hanan	—	—	13,114	(1)	—	253,933	(2)
B. Miller	—	—	33,966	(1)	—	657,748	(2)

(1)

These amounts consist of the aggregate notional earnings during 2013 of each named executive officer’s account in the Marriott Deferred Compensation Plan. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120 percent of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2013 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2013
S. Weisz	$29,714
J. Geller	3,541
R. Cunningham	10,868
L. Kane-Hanan	4,362
B. Miller	11,297

(2)	These amounts consist of amounts in each named executive officer’s total Marriott Deferred Compensation Plan account balance as of the last day of the 2013 fiscal year.
(3)

This amount consists of total of: the increase in the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham during 2013 based on the difference between the Company’s 2012 fiscal year-end closing stock price of $40.83 and its 2013 fiscal year-end closing stock price of $52.66; and the increase in the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham during 2013 based on the difference between Marriott International’s 2012 fiscal year end closing price of $36.48 and its 2013 fiscal year-end closing stock price of $48.65. All of the Marriott Vacations Worldwide shares and Marriott International Shares are fully vested and will be distributed to Mr. Cunningham in ten annual installments commencing on the January 2 following the date on which he ceases being employed by the Company.

(4)

This amount consists of the value of: 48.4 shares of Marriot Vacations Worldwide deferred bonus stock held by Mr. Cunningham based on the Company’s 2013 fiscal year-end closing stock price of $52.66; and the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham based on Marriott International’s fiscal year-end closing stock price of $48.65.

For 2013, Marriott International credited participant plan accounts with a rate of return determined by Marriott International. The rate of return was set at 5.4 percent for 2013, determined largely based on Marriott International’s estimated long-term cost of borrowing. To the extent that this rate exceeds 120 percent of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Under the Marriott Deferred Compensation Plan, participants could defer the receipt of up to 80 percent of their salary, bonus and/or commissions, which amounts were immediately vested. In addition, the named executive officers were eligible to receive a discretionary match which, as with any other discretionary company contribution, for years commencing with 2009, was vested when made. A discretionary match, as well as any other discretionary company contribution, made for any year prior to 2009 vested 25 percent per year for each year that the executive remained employed by Marriott International following the date the company match was allocated to the executive’s plan account, or if sooner, in full upon a change in control or approved retirement death or disability. Marriott International also could make an annual discretionary matching contribution to the named executive officers’ Marriott Deferred Compensation Plan accounts, designed to make up for the approximate amount of matching contributions that would have been made under its 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. Marriott International also could make an additional discretionary contribution to the named executive officers’ Marriott Deferred Compensation Plan accounts based on subjective factors such as individual performance, key contributions and retention needs. Because our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off, no match or discretionary company contribution was received by any of the named executive officers for 2013.

Participants can receive a distribution of the vested portion of their Marriott Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each plan year’s deferrals have a separate distribution election. Distributions payable upon termination of employment are payable as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment, in each case as elected by the executive. In-service distributions are payable as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral, as elected by the executive. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution was made, the distribution is made in a lump sum. If the executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment would not occur until after six months following termination of employment. As a result of the Spin-Off, none of our named executive officers are or will be specified employees of Marriott International. The Spin-Off did not by itself trigger a distribution upon termination of employment under the Marriott Deferred Compensation Plan, and continued employment with the Company is treated as employment for purposes of the Marriott Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following information relates to benefits that would have been paid or payable had a change in control occurred and/or a named executive officer terminated employment with us as of January 3, 2014. The table below reflects the intrinsic value of unvested stock awards, unvested Marriott Deferred Compensation Plan accounts and incentive payments under the Bonus Plan and Sales Incentive Plan that each named executive officer would have received upon retirement, disability, death, resignation, involuntary termination of employment, or a change in control as of January 3, 2014 (based on our fiscal year-end closing stock price of $52.66 and Marriott International’s fiscal year-end closing stock price of $48.65).

Name	Plan	Retirement(1)	Disability(2)	Death(2)	Resignation or Involuntary Termination(3)	Termination Following Change In Control(4)
S. Weisz	Cash Severance	$—	$—	$—	$—	$4,586,538
	Annual Bonus	1,350,000	1,350,000	1,350,000	—	764,423
	Other Benefits(5)	—	—	—	—	31,644
	Marriott Vacations Worldwide Equity(6)	7,706,768	7,930,120	7,930,120	—	10,114,534
	Marriott International Equity(6)	826,677	826,677	826,677	—	—
	Total	$9,883,445	$10,106,797	$10,106,797	$—	$15,497,139

J. Geller	Cash Severance	$—	$—	$—	$—	$1,498,270
	Annual Bonus	—	565,551	565,551	—	321,058
	Other Benefits(5)	—	—	—	—	28,460
	Marriott Vacations Worldwide Equity(6)	—	3,231,088	3,231,088	—	4,096,348
	Marriott International Equity(6)	—	384,773	384,773	—	—
	Total	$—	$4,181,412	$4,181,412	$—	$5,944,136

R. Cunningham	Cash Severance	$—	$—	$—	$—	$1,239,386
	Annual Bonus	—	395,408	395,408	—	232,385
	Other Benefits(5)	—	—	—	—	28,369
	Marriott Vacations Worldwide Equity(6)	—	1,536,381	1,536,381	—	1,983,169
	Marriott International Equity(6)	—	242,588	242,588	—	—
	Total	$—	$2,174,377	$2,174,377	$—	$3,483,309

L. Kane-Hanan	Cash Severance	$—	$—	$—	$—	$1,141,538
	Annual Bonus	—	368,472	368,472	—	214,038
	Other Benefits(5)	—	—	—	—	18,162
	Marriott Vacations Worldwide Equity(6)	—	1,334,507	1,334,507	—	1,726,382
	Marriott International Equity(6)	—	268,305	268,305	—	—
	Total	$—	$1,971,284	$1,971,284	$—	$3,100,120

B. Miller	Cash Severance	$—	$—	$—	$—	$1,804,038
	Annual Bonus	—	661,535	661,535	—	300,673
	Other Benefits(5)	—	—	—	—	28,921
	Marriott Vacations Worldwide Equity(6)	—	1,334,017	1,334,017	—	1,725,892
	Marriott International Equity(6)	—	263,780	263,780	—	—
	Total	$—	$2,259,332	$2,259,332	$—	$3,859,524

(1)

Mr. Weisz is eligible for “approved retiree” status under each of the Marriott Deferred Compensation Plan, the Stock and Cash Incentive Plan and the Marriott International Stock Plan and as a result would receive the benefits shown in this table under such plans as well as a pro-rata bonus based on actual performance under the 2013 Bonus Plan if he ceased being employed by the Company for any reason on January 3, 2014 and satisfied the requirements of such plans for qualification as an approved retiree. The amount shown with respect to annual bonus is the actual payout amount.

(2)

Upon death or disability, the named executive officer would be entitled to a pro-rata bonus based on actual performance under the 2013 Bonus Plan, and all unvested benefits under each of the Stock and Cash Incentive Plan and the Marriott International Stock Plan would fully vest. The amount shown with respect to annual bonus for each named executive officer is the actual payout amount.

(3)

Upon resignation or termination with cause, no benefits would be payable. In addition, there are no contractual rights providing for payment upon a termination without cause other than in connection with a change in control. Any such payments would be based upon negotiation at the time of such termination.

(4)

As described above under “Change in Control Arrangements,” a named executive officer who participates in the Change in Control Plan and who executes a waiver and release of claims in favor of the Company will receive the following severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability, or death, or is terminated by the named executive officer for Good Reason, in each case, within two years following a Change in Control of the Company: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his

or her Base Salary and Target Bonus; (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such named executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage (“Benefit Coverage”); (3) any unpaid Base Salary through the Termination date (“Unpaid Base Salary”); (4) any unpaid bonus as of the Termination date for any previously-completed fiscal year (“Unpaid Bonus”); (5) a pro-rata bonus for the fiscal year in which the named executive officer’s employment is terminated; (6) reimbursement of any unreimbursed expenses properly incurred; (7) vesting of all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs as of the Termination date; (8) vesting of all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs, which shall be exercisable until the earlier of the end of their original term or 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (9) the vesting and immediate payment of all of other cash performance-based awards or other share-based awards subject to performance-based vesting criteria based on a presumed achievement of target levels of performance. No amounts are shown for Unpaid Base Salary or Unpaid Bonus as there would be no such amounts unpaid on the last day of the fiscal year. Certain terms in this footnote are defined above under “Change in Control Arrangements.”

(5)	Consists of the Benefit Coverage payable under the Change in Control Plan.
(6)

The value of Performance Units is calculated by assuming achievement at the maximum level of performance. Upon retirement or permanent disability (as defined in the pertinent plan), a named executive officer may continue to vest in and receive distributions under outstanding stock awards (with the exception of certain supplemental RSU awards granted by Marriott International after 2005) for the remainder of their vesting period and may exercise options and SARs for up to five years in accordance with the awards’ original terms. Annual stock awards granted by Marriott International after 2005 and by us provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Compensation Policy Committee by an executive who had attained age 55 with 10 years of service, or, for Marriott International Stock Plan annual stock awards granted before 2006, had alternatively attained 20 years of service. In all cases, however, the Compensation Policy Committee or its designee has the authority to revoke approved retiree status if an executive terminated employment for serious misconduct or was subsequently found to have engaged in competition or engaged in criminal conduct or other behavior that was actually or potentially harmful to the Company. A named executive officer who dies as an employee or approved retiree would immediately vest in his or her options, SARs and other stock awards. As of January 3, 2014, Mr. Weisz met the age and service conditions for retirement eligibility.

The benefits reported in the table and narrative above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested Marriott Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the 401(k) Plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the price of the Company’s stock and Marriott International’s stock, the named executive officer’s age, and any changes to our benefit arrangements and policies. We may determine to provide additional or different benefits in connection with any executive’s termination.

Compensation Arrangements for Non-Employee Directors

For 2013, our compensation arrangements for our non-employee directors for service on our Board of Directors consisted of:

•	an annual cash retainer of $70,000 for each non-employee director other than the Chairman and $110,000 for the Chairman;

•	an annual cash retainer of $20,000 for the chairs of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $5,000 for the members (other than the Chairs) of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $15,000 for the Lead Independent Director; and

•	an annual equity grant (the “Non-Employee Director Share Awards”) with a value of $105,000 for each non-employee director other than the Chairman and $165,000 for the Chairman.

The Non-Employee Director Share Awards, which vest immediately, represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. Prior to a director’s completion of Board service, the Non-Employee Director Share Awards cannot be transferred or assigned, and the director has no voting rights in the common stock underlying the awards.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
William J. Shaw	$110,000	164,994	—	—	—	$—	$274,994
C.E. Andrews	60,000	105,008	—	—	—	—	165,008
Raymond L. Gellein, Jr.	81,667	105,008	—	—	—	—	186,675
Deborah M. Harrison(2)	52,500	105,008	—	—	—	—	157,508
Thomas J. Hutchison III	100,000	105,008	—	—	—	—	205,008
William M. McCarten	100,000	105,008	—	—	—	—	205,008
Melquiades R. Martinez	97,500	105,008	—	—	—	—	202,508
Dianna F. Morgan	60,000	105,008	—	—	—	—	165,008

(1)	The following table indicates the number of outstanding awards held by each non-employee director as of January 3, 2014:

Name	Award Type	Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
		Exercisable	Unexercisable
William J. Shaw	RSUs	—	—	1,321.8	—
	Options	25,000.0	—	—	—
	Options	11,060.0	—	—	—
	SARs	19,448.0	—	—	—
	SARs	28,090.0	—	—	—
	SARs	10,370.0	3,457.0	—	—
	Non-Employee Director	—	—	—	12,149.0
	Non-Employee Director	—	—	—	3,727.0

C.E. Andrews	Non-Employee Director	—	—	—	2,372.0

Raymond L. Gellein, Jr.	Non-Employee Director	—	—	—	7,289.0
	Non-Employee Director	—	—	—	2,372.0

Deborah M. Harrison(a)	Non-Employee Director	—	—	—	—

Thomas J. Hutchison III	SARs	4,905.0	—	—	—
	Non-Employee Director	—	—	—	7,289.0
	Non-Employee Director	—	—	—	2,372.0

William W. McCarten	Non-Employee Director	—	—	—	7,289.0
	Non-Employee Director	—	—	—	2,372.0

Melquiades R. Martinez	Non-Employee Director	—	—	—	7,289.0
	Non-Employee Director	—	—	—	2,372.0

Dianna F. Morgan	Non-Employee Director	—	—	—	2,372.0

(a)

Upon Ms. Harrison’s resignation as a director effective September 7, 2013, she received one share of common stock with respect to each of the 9,661.0 Non-Employee Director Awards she held on such date.

(2)	Ms. Harrison resigned as a director effective September 7, 2013.

Our non-employee directors are eligible to participate in the Deferred Compensation Plan. A non-employee director may defer all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. A non-employee director may elect to receive his or her deferred amounts in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, he or she may elect to receive his or her deferred amounts in a lump sum in January of a specified year. Participants’ accounts will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the administrator of the Deferred Compensation Plan (or which may be based on a fixed rate of interest selected by the administrator). The rate of return was set at 5.6 percent for 2014. To the extent that this rate exceeds 120 percent of the applicable federal long-term rate, the excess will be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Clawbacks

Under our clawback policy, the Board may recoup any compensation from a director who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the conduct and after the date the adoption of the policy is subject to potential recoupment under the policy.

Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee directors are to achieve ownership of stock with a value equal to five times their Board cash retainer for the fiscal year for which compliance is being evaluated. Directors who served in such capacity at the time of the Spin-Off are expected to achieve compliance by the end of 2016; other directors are expected to achieve compliance by the end of their fifth full year of service. For purposes of determining compliance with the guidelines, the following are considered shares owned by the director: shares owned by the director and his or her spouse; shares held by a trust any beneficiaries of which are the director or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; non-employee director share awards; and share equivalents deferred in accordance with our plans. The Compensation Policy Committee receives an annual report of the ownership achieved by each director as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year.

Pledging and Derivative Transactions

We recently adopted a policy prohibiting directors from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all directors from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of January 3, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Right	Number of Securities Remaining Available for Future Issuance Under Equity Compensation
Equity compensation plans approved by shareholders	2,054,136(1)	$18.04	2,015,231	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,054,136	18.04	2,015,231

(1)

Includes 1,025,264 shares of outstanding deferred stock bonus and RSUs, as well as Non-Employee Director Share Awards awarded to directors under the Stock and Cash Incentive Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.

(2)	All securities are available for issuance under the Stock and Cash Incentive Plan.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of the Company’s common stock by our directors and named executive officers as of April 1, 2014 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. The address of each director and executive officer is Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821.

Note on Various Marriott Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. As of April 1, 2014, the aggregate total beneficial ownership of the parties listed under the heading “Marriott Family” is approximately 18.1 percent of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors and Nominees:
C.E. Andrews	2,372.0 (2)	*
Raymond L. Gellein, Jr.	9,661.0 (2)	*
Thomas J. Hutchison III	12,047.0 (2)(3)	*
Melquiades R. Martinez	9,661.0 (2)	*
William W. McCarten	11,627.0 (2)(4)	*
Dianna F. Morgan	2,372.0 (2)	*
William J. Shaw	188,735.0 (2)(3)	*
Stephen P. Weisz	131,621.9 (3)	*

Named Executive Officers:
R. Lee Cunningham	24,249.5 (3)	*
John E. Geller, Jr.	39,220.7 (3)	*
Lizabeth Kane-Hanan	14,739.6 (3)	*
Brian E. Miller	12,292.4 (3)	*

All Directors and Executive Officers as a Group (16 persons)	495,575.9 (5)	1.4%

Marriott Family:
J.W. Marriott, Jr.	4,327,724.8 (6)(7)(8)(9)	12.5%
John W. Marriott III	3,422,394.0 (6)(7)(10)	9.9%
Deborah M. Harrison	3,414,924.2 (6)(7)(11)	9.9%
Richard E. Marriott	3,276,811.0 (7)(8)(12)	9.5%
David S. Marriott	2,093,483.7 (6)(13)	6.1%
Estate of Stephen G. Marriott	2,058,396.4 (6)(14)	6.0%
Stephen Blake Marriott	2,013,369.7 (6)(15)	5.8%
JWM Family Enterprises, Inc.	2,002,797.0 (6)	5.8%
JWM Family Enterprises, L.P.	2,002,797.0 (6)	5.8%

Other Five Percent Beneficial Owners:
BlackRock, Inc.	2,685,561.0 (16)	7.8%
Fir Tree Inc.	2,104,901.0 (17)	6.1%
The Vanguard Group, Inc.	1,904,231.0 (18)	5.5%

*	Less than 1 percent.

(1)	Based on the number of shares outstanding (34,589,364) on April 1, 2014, plus the number of shares acquirable by the specified person(s) within 60 days of April 1, 2014, as described below.
(2)

Includes shares subject to Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after April 1, 2014, as follows: Mr. Andrews, 2,372 shares; Mr. Gellein, 9,661 shares; Mr. Hutchison, 9,661 shares; Mr. Martinez, 9,661 shares; Mr. McCarten, 9,661 shares; Ms. Morgan, 2,372 shares; and Mr. Shaw, 15,876 shares.

(3)

Includes shares subject to stock options and SARs currently exercisable or exercisable within 60 days after April 1, 2014, as follows: Mr. Cunningham, 9,704 shares; Mr. Geller, 15,765 shares; Mr. Hutchison, 2,186 shares; Ms. Kane-Hanan, 7,103 shares; Mr. Miller, 6,690 shares; Mr. Shaw, 46,428 shares; and Mr. Weisz, 44,189 shares.

(4)	Includes 1,966 shares held by a limited liability corporation in which Mr. McCarten owns a 2 percent interest and acts as Manager.
(5)	Includes an aggregate of 246,106 shares subject to stock options, SARs and Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after April 1, 2014.
(6)

Includes the following 2,002,797 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison and David S. Marriott, his grandson Stephen Blake Marriott, the Estate of Stephen G. Marriott, JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 919,999 shares owned by Thomas Point

Ventures, L.P.; (b) 290,402 shares owned by Terrapin Limited Holdings, LLC; (c) 744,896 shares owned by JWM Family Enterprises, L.P.; and (d) 47,500 shares owned by Anchorage Partners, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., each of his children, and Stephen Blake Marriott are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC, a limited liability company. The address for the corporation, the three limited partnerships and the limited liability company is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816. Each of J.W. Marriott, Jr., Deborah Marriott Harrison, John W. Marriott III, David S. Marriott, Stephen Blake Marriott and the Estate of Stephen G. Marriott disclaims beneficial ownership of the foregoing shares in excess of such person’s pecuniary interest.

(7)

Includes 1,302,188 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, John W. Marriott III and Deborah M. Harrison serve as trustees. Each of J.W. Marriott, Jr., Richard E. Marriott, John W. Marriott III and Deborah M. Harrison disclaims beneficial ownership of the foregoing shares in excess of his or her pecuniary interest.

(8)

Includes 291,922 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned in addition to the shares referred to in footnote (7), held by five trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees. Each of J.W. Marriott, Jr. and Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(9)

Includes the following 730,817.8 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (6), (7) and (8): (a) 313,463.8 shares held directly; (b) 28,252 shares held by J.W. Marriott, Jr.’s spouse; (c) 32,349 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. and his spouse are general partners; (d) 25,000 shares owned by The JWM Generations Trust, a trust for which J.W. Marriott, Jr.’s spouse and his children serve as co-trustees; (e) 171,019 shares held by three trusts for the benefit of J.W. Marriott, Jr.’s children, for which his spouse serves as a co-trustee; (f) 4,955 shares held by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees; (g) 8,436 shares owned by four trusts for the benefit of the children of Stephen G. Marriott, for which the spouse of J.W. Marriott, Jr. serves as trustee; (h) 5,487 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees; and (i) 141,856 shares subject to stock options and SARs currently exercisable or exercisable within 60 days after April 1, 2014. J.W. Marriott, Jr.’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. J.W. Marriott, Jr. disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(10)

Includes the following 117,409 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnotes (6) and (7): (a) 54,745 shares held directly; (b) 3,155 shares owned by John W. Marriott III’s spouse; (c) 5,000 shares held by a child of John W. Marriott III; (d) 17,698 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as trustees; (e) 4,955 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees; (f) 25,000 shares owned by The JWM Generations Trust, a trust for which John W. Marriott III serves as a co-trustee; and (g) 6,856 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees. Does not include 420.2 shares of our stock issued in the Spin-Off as a dividend on stock units representing fees that John W. Marriott III had elected to defer under the Marriott International Stock Plan; stock units do not carry voting rights and are not transferable. John W. Marriott III’s address is JWM Family Enterprises, 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816. John W. Marriott III disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(11)

Includes the following 109,939.2 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (6) and (7): (a) 15,298.9 shares held directly by Ms. Harrison (of which 1,926 shares are held in a margin account); (b) 9,600.3 shares held directly by Ms. Harrison’s spouse; (c) 38,500 shares held by five trusts for the benefit of Ms. Harrison’s children, for which Ms. Harrison serves as trustee; (d) 502 shares held by two trusts for the benefit of Ms. Harrison’s grandchildren, for which Ms. Harrison, her spouse and another individual serve as trustees; (e) 25,000 shares held by JWM Generations Trust, a trust for which Ms. Harrison serves as a co-trustee; (f) 17,698 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III, his spouse and Ms. Harrison serve as co-trustees; and (g) 3,340 shares subject to stock options and SARs held by Ms. Harrison’s spouse currently exercisable or exercisable within 60 days after April 1, 2014. Ms. Harrison’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Ms. Harrison disclaims beneficial ownership of the foregoing shares in excess of her pecuniary interest.

(12)

Includes the following 1,682,701 shares that Richard E. Marriott reports as beneficially owned, in addition to the shares referred to in footnotes (7) and (8): (a) 142,973 shares held directly, (b) 28,326 shares owned by Richard E. Marriott’s spouse; (c) 1,464,534 shares held by a grantor-retained annuity trust; (d) 45,168 shares owned by a trust for the benefit of one of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; and (e) 1,700 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee. Richard E. Marriott’s address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817. Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(13)

Includes the following 90,686.7 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (6): (a) 56,618.7 shares held directly; (b) 533 shares held by David S. Marriott’s spouse; (c) 6,856 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees; (d) 25,000 shares owned by The JWM Generations Trust, a trust for which David S. Marriott serves as a co-trustee; and (e) 1,679 shares subject to stock options and SARs currently exercisable or exercisable within 60 days after April 1, 2014. David S. Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. David S. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(14)

Includes the following 55,599.4 shares that the Estate of Stephen G. Marriott (the “Estate”) reports as beneficially owned in addition to the shares referred to in footnote (6): (a) 42,793.4 shares held directly by the Estate; (b) 4,370 shares directly held by the personal representative of the Estate, Juliana B. Marriott; and (c) 8,436 shares owned by four trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott and the spouse of J.W. Marriott, Jr. serve as co-trustees. The Estate’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817.

(15)

Includes the following 10,572.7 shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (6): (a) 10,413.7 shares held directly; and (b) 159 shares owned by a trust for the benefit of Stephen Blake Marriott’s nephew, for which Stephen Blake Marriott is a co-trustee. Stephen Blake Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Stephen Blake Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(16)

Based solely on the information contained in Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc., in which BlackRock, Inc. reported sole voting power as to 2,589,971 shares and sole dispositive power as to 2,589,971 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(17)

Based solely on the information contained in Schedule 13G filed with the SEC on February 13, 2014 by Fir Tree Inc. (“Fir Tree”), with respect to 2,104,901 shares of our common purchased by certain private investment funds for which Fir Tree serves as the investment manager (the “Funds”); Fir Tree is the investment manager of the Funds, and has been granted investment discretion over portfolio investments, including the shares of our common stock held by the Funds. The address of Fir Tree Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.

(18)

Based solely on the information contained in a Schedule 13G filed with the SEC on February 11, 2014 by Vanguard Group, Inc. (“Vanguard”); Vanguard reported sole voting power as to 43,629 shares, sole dispositive power as to 1,861,702 shares, and had shared dispositive power as to 42,529 shares. Vanguard reported that its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned 42,529 and 1,100shares, respectively, as a result of serving as investments managers. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on a review of SEC filings furnished to us and written representations that no other reports were required, we believe all Reporting Persons timely filed the required reports during our 2013 fiscal year except a Form 4 that was filed late for each of Deborah M. Harrison and Stephen G. Marriott to report the withholding of less than 2 shares of common stock by the Company in respect of taxes due upon the vesting of restricted stock units. Each untimely report was due to an administrative error.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions and Arrangements with Related Persons

We have adopted a written policy for approval of transactions and arrangements between the Company and our current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and immediate family members of any of the foregoing where the amount involved exceeds, or may be expected to exceed, $120,000.

The policy provides that the Nominating and Corporate Governance Committee will review the material facts of transactions subject to the policy and determine whether or not to approve or ratify those transactions. In determining whether to approve or ratify a transaction subject to the policy, the Committee will take into account, among other factors, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. No director, officer or associate of the Company who has, or whose immediate family member has, any direct or indirect interest in the transaction may play any role in negotiating, approving, making decisions for or administering such transaction on our behalf. In the case of ongoing transactions between us and a related party, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in dealings with the related party and, if the Committee establishes such guidelines, it must assess the ongoing relationship in light of those guidelines on at least an annual basis.

The Nominating and Corporate Governance Committee has pre-approved under the policy certain transactions with related persons that meet specific criteria. A summary of certain new transactions we enter into that were pre-approved under the policy is required to be provided to the Nominating and Corporate Governance Committee at its regularly scheduled meetings. Pre-approved transactions are limited to:

•

ordinary course sales of timeshare, fractional or similar ownership interests with specified maximum dollar thresholds at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers and directors, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both our Corporate Governance Policies and the NYSE Listing Standards;

•

certain transactions with Marriott International in the ordinary course of business, if the interest of J.W. Marriott, Jr. or any of his immediate family members only arises from ownership of less than 20% of the Company’s common stock and from a relationship with Marriott International as an employee, director and/or beneficial owner of less than 20% of Marriott International’s shares, and all holders of each of our common stock and Marriott International’s common stock, respectively, will receive the same benefit on a pro rata basis;

•	transactions where the related party’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis;

•

certain transactions involving less than $250,000 that are approved by at least two members of the Corporate Growth Committee (an internal management committee whose members include our Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers) who do not have any direct or indirect interest in the transaction and the approving committee members determine the transaction is on terms no less favorable to us than would be available to unrelated third parties under similar circumstances;

•	transactions where the rates or charges involved are determined by competitive bids, or fixed in conformity with law or governmental authority; and

•	transactions involving banking-related services such as transfer agent, registrar, trustee under a trust indenture or similar services.

Certain Relationships and Potential Conflicts of Interest

Deborah M. Harrison, who served as a member of our Board of Directors during 2013 until her resignation effective as of September 7, 2013, was employed while she served on our Board by Marriott International as Senior Vice President, Government Affairs; Ms. Harrison has served as Marriott International’s Global Officer, Marriott Culture and Business Councils since September 23, 2013. Ms. Harrison is also the daughter of the chairman of the board of directors of Marriott International. Ms. Harrison beneficially owned, as of January 31, 2014, approximately 10.2 percent of Marriott International’s common stock. In 2013, Ms. Harrison received total compensation from Marriott International of $387,000 (which includes base salary, bonus, the value of stock-based awards and other compensation). She received our standard non-employee director compensation, as determined by our Board with the assistance of our Compensation Policy Committee, as described in “Compensation Arrangements for Non-Employee Directors” above.

Prior to her resignation from our Board of Directors, Ms. Harrison’s relationship with Marriott International may have given rise to, or created the appearance of, conflicts of interest when our Board faced decisions that could have had different implications for Marriott International than for us. In connection with the Spin-Off, we and Marriott International entered into material agreements pertaining to the provision by each company to the other of certain services, and the rights and obligations of each company, following the Spin-Off. Among other agreements, we entered into a License, Services, and Development Agreement with Marriott International (the “Marriott License Agreement”) and a License, Services, and Development Agreement with The Ritz-Carlton Hotel Company, L.L.C. (the “Ritz-Carlton License Agreement” and, together with the Marriott License Agreement, the “License Agreements”). Under the License Agreements, we are granted certain rights, including the right, for the terms of the License Agreements, to use certain Marriott and Ritz-Carlton marks and intellectual property in our businesses. We also entered into a Non-Competition Agreement with Marriott International, which generally prohibits Marriott International and its subsidiaries from engaging in the vacation ownership business and prohibits us and our subsidiaries from engaging in the hotel business until the earlier of November 21, 2021 or the termination of the Marriott License Agreement. We also entered into other agreements, including a Marriott Rewards Affiliation Agreement under which we are allowed to continue to participate in the Marriott Rewards customer loyalty program following the Spin-Off, a Tax Sharing and Indemnification Agreement, an Employee Benefits and Other Employment Matters Allocation Agreement, and a number of transition services agreements with Marriott International. Conflicts of interest could have arisen if there are issues or disputes under these agreements. In addition, conflicts of interest could have arisen if we had considered acquisitions and other corporate opportunities that may have been appropriate for both Marriott International and us. As discussed above in “Policy on Transactions and Arrangements with Related Persons,” our Board adopted a written policy and procedures for the review, approval and ratification of related party transactions that are designed to help ameliorate the risks associated with any such potential conflicts that may arise. The policy provides that our Nominating and Corporate Governance Committee, which at no time included Ms. Harrison, will review certain transactions subject to the policy and determine whether or not to approve or ratify those transactions.

Since the Spin-Off, we have employed Scott Weisz, son of Stephen P. Weisz, our President and Chief Executive Officer. Scott Weisz is Senior Director, Asset Management, and he was previously employed in a similar capacity by Marriott International. During 2013, Mr. Scott Weisz received compensation from the Company in the aggregate amount of $193,794 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2015 ANNUAL MEETING

A shareholder who intends to introduce a proposal for consideration at our 2015 Annual Meeting of Shareholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the shareholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 23, 2014, and must satisfy the other requirements of Rule 14a-8. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such shareholder’s notice must be submitted in writing not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Accordingly, shareholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2015 Annual Meeting of Shareholders must give notice of their intention to do so in writing to our Corporate Secretary on or before March 8, 2015, but no sooner than February 6, 2015. The shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock as required by the Company’s Bylaws. Shareholder proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER INFORMATION

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained AST Phoenix Advisors to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $8,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Broadridge Financial Services, Inc. will request that brokerage houses, banks and other custodians forward the proxy materials to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice Regarding the Availability of Proxy Materials or set of proxy materials for each company in which you hold stock through that broker or bank unless you respond with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will send only one copy of the notice regarding the availability of proxy materials to your address. You may revoke your consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In any event, if you did not receive an individual copy of the Notice Regarding the Availability of Proxy Materials, or if you wish to receive individual copies of the Notice Regarding the Availability of Proxy Materials or our proxy materials for future meetings, we will promptly send a copy to you if you write to Marriott Vacations Worldwide

Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary. If you and other residents at your mailing address are registered shareholders and you receive more than one copy of the Notice Regarding the Availability of Proxy Materials, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Computershare, P.O. Box 31170, College Station, Texas, 77842.

Any shareholder who would like a copy of our 2013 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriottvacationsworldwide.com) by clicking on “SEC Filings.”

MARRIOTT
VACATIONS
WORLDWIDE
SM

MARRIOTT VACATIONS WORLDWIDE CORPORATION
6649 WESTWOOD BOULEVARD
ORLANDO, FL 32821

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72484-P50904 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) C.E. Andrews
02) William W. McCarten
03) William J. Shaw

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as name appears on the records of Marriott Vacations Worldwide Corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX] Date

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M72485-P50904

MARRIOTT VACATIONS WORLDWIDE

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING, JUNE 6, 2014

The undersigned holder of common stock of Marriott Vacations Worldwide Corporation, a Delaware corporation (the "Company"), hereby appoints Stephen P. Weisz and James H Hunter, IV, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at The Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida, 32837, on June 6, 2014, at 9:00 a.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side